EXHIBIT 10.1

[Portions herein identified by ** have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended]

BRAND LICENSE AND ONLINE CASINO OPERATING AGREEMENT

     THIS BRAND LICENSE AND ONLINE CASINO OPERATING AGREEMENT (this “Agreement”) is made and entered into as of January 19, 2005 (the “Effective Date”) by and between WPT Enterprises, Inc., a Delaware corporation, with its principal place of business at 1041 North Formosa Avenue, Formosa Bldg. #99, West Hollywood, CA 90046 (“WPT”), and WagerWorks Alderney 3 Limited, an Alderney company and a wholly owned subsidiary of WagerWorks, Inc., a Delaware corporation, with its principle place of business at 2339 3rd St., Fourth Floor, San Francisco, CA 94107 (“WagerWorks”) (each a “Party” and, collectively, the “Parties”).

RECITALS

     WagerWorks develops, markets and operates a complete online interactive gaming/gambling (“Gaming”) solution and adheres to the highest standards of legal and regulatory compliance, resulting in Gaming solutions that are trusted, secure and of the highest integrity.

     WPT is a media and entertainment company engaged in the creation of branded entertainment through the development, production and marketing of televised programming based on poker and other Gaming themes. To date, its operations include the creation of its “World Poker Tour” brand through the production and licensing of a reality television series based on a circuit of previously established high stakes poker tournaments. WPT is a majority-owned subsidiary of Lakes Entertainment, Inc.

     WagerWorks wishes to license from WPT the “Licensed Rights” (as defined in Section 2 hereof) for the purpose of developing, creating, implementing, and operating a fully managed interactive online casino and fixed-odds betting Gaming destination and multi-player poker room on WPT’s behalf (the “WPT Gaming Site”).

AGREEMENT

     NOW, THEREFORE, in consideration of the premises and mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS. Capitalized terms not defined within this Agreement, when used in this Agreement, have the respective meanings set forth on Schedule 1 attached hereto and incorporated herein by this reference.

2. GRANT OF LICENSE. Upon satisfaction of the Conditions Precedent, and subject to the restrictions, limitations, reservations, terms and conditions of this Agreement, WPT hereby grants to WagerWorks, and WagerWorks hereby accepts, for the “Term” (as defined in Paragraph 9 hereof) of this Agreement a personal, non-transferable right to use and incorporate the Licensed Property solely in connection with the development and operation of the WPT Gaming Site (the “Licensed Rights”). WagerWorks shall not be entitled to sublicense any of the Licensed Rights.

     2.1 Restrictions on Licensed Rights.

          2.1.1 WagerWorks specifically understands and agrees that no rights are granted herein with respect to any trademarks, logos, copyrights or other intellectual property rights owned by WPT other than those specifically included in the Licensed Property as identified on Exhibit A, it being understood that all rights in and to said properties are reserved exclusively to WPT. Furthermore, WagerWorks hereby acknowledges and agrees that (A) the Licensed Property has or potentially may have, many uses; (B) the license granted to WagerWorks is a limited field-of-use license and WagerWorks may use the Licensed Property only for such limited use and for no other use; and (C) WPT reserves and retains all other rights to the Licensed Property not expressly licensed to WagerWorks hereunder. WagerWorks shall not make use of any of the Licensed Rights licensed hereunder except in strict compliance with the provisions of this Agreement or as may be otherwise expressly authorized in writing by WPT.

          2.1.2 WagerWorks will (and shall ensure that its parent and affiliated companies) comply with all applicable laws and regulations (including, without limitation, all Gaming laws and regulations) in the performance of its obligations and the exercise of its rights hereunder (including, without limitation, the Licensed Rights).

     2.2 License to Third Parties During Term. WPT is not prevented from using or granting third parties the right to use the Licensed Property in any manner and for any purpose whatsoever other than as expressly limited by Section 2.3 hereof.

     2.3 Exclusivity. During the Term, WPT will not operate, or enter into any other operating agreements with any other person or entity for the purpose of hosting or operating, a “World Poker Tour” branded commercial Gaming Internet site (i.e., a “World Poker Tour” branded Internet Gaming site that shares revenue for Gaming operations with WPT). Notwithstanding anything to the contrary, the Parties agree that the exclusivity restrictions set forth herein shall not apply to any “World Poker Tour” branded Internet site that provides skill based games (as opposed to games with random based outcomes); provided, however, that the exclusivity restrictions set forth in this Section 2.3 shall be applicable to “World Poker Tour” branded Internet Gaming sites that provide poker Gaming, despite the fact that poker is a skill based game. If WagerWorks does not permit wagering on the WPT Gaming Site from a particular jurisdiction where Internet Gaming is legal (the “Unexploited Territory”) for any reason other than WPT’s refusal to approve wagering from such Unexploited Territory (e.g. WagerWorks elects not to operate a WPT Gaming Internet site in such jurisdiction; WagerWorks elects not to allow wagering on the WPT Gaming Site from such jurisdiction; WagerWorks is unable to obtain the required licenses necessary to operate in, or provide wagering on the WPT Gaming Site from, such jurisdiction) then WPT shall be free to operate (or enter into an agreement with third parties for the purpose of operating) such a “World Poker Tour” branded Internet site servicing the Unexploited Territory; provided that, WPT will give WagerWorks written notice and a sixty (60) day period within which to start providing wagering on the WPT Gaming Site from such Unexploited Territory prior to operating or entering into an agreement with a third party for the purpose of operating, a “World Poker Tour” branded commercial Gaming Internet site that permits wagering from the Unexploited Territory. Notwithstanding anything herein to the contrary, WPT shall not be restricted from operating or hosting, or authorizing any other party to operate or host, non-gambling (i.e., no wagering or betting with actual money; for example, participant’s of WPT’s premium site shall be entitled to play poker hands and other games so long as there is no wagering or betting with actual money) Internet Sites, including without limitation, whether or not such sites utilize the “World Poker Tour” brand or whether or not such sites include non-gambling simulations of casino games, so long as such sites do not directly promote, market or direct users to any online Gaming site other than the WPT Gaming Site (it being acknowledged that such sites may nevertheless promote, market and/or direct users to non-gambling Internet sites).

     2.4 Quality Standards. WagerWorks shall maintain high quality standards, consistent with the good name and reputation of WPT, for all of the goods and services offered by it in connection with the Licensed Rights, which will be substantially equivalent to or stricter than those standards used by WPT for the goods and services offered by it in connection with the Licensed Property, as may be advised in writing by WPT to WagerWorks from time to time. WPT shall have the right, at any time, to reasonably modify or supplement the quality standards to be maintained by WagerWorks by providing written notice thereof to WagerWorks. WagerWorks acknowledges that if such goods and services are of inferior quality in any respect, the substantial goodwill which WPT has built up and now possesses in the Licensed Property will be impaired. WagerWorks shall at all times act in a manner consistent with the highest standards of fair trade, fair competition and business ethics in connection with the exercise of its rights and the performance of its obligations hereunder.

     2.5 Intellectual Property Notices. WagerWorks will cause the following copyright notice to be imprinted, prominently, irremovably and legibly on each and every embodiment of the Licensed Property (e.g., the WPT Gaming Site and all promotional and advertising materials related thereto): © 200___WPT Enterprises, Inc. (The year date shall be as instructed in writing by WPT). WagerWorks warrants that it will cause the letters TM or the symbol ®, as specified by WPT, to be imprinted, prominently, irremovably and legibly, directly after the trademark, each time each trademark identified in Exhibit A is used by WagerWorks, together with, to the extent reasonable and customary, the following Statement: “_______[insert mark] is a trademark of WPT Enterprises, Inc. used with permission. All rights reserved.” (The use of the letters TM or the symbol ® shall be as instructed in writing by WPT.)

     2.6 License Fee. As consideration for WPT granting to WagerWorks the Licensed Rights, WagerWorks will pay to WPT the “Participations” (as defined in Section 6 hereof) pursuant to and in accordance with the terms of this Agreement. It is acknowledged that WPT is not making and has not made any representation or warranty to WagerWorks whatsoever, express or implied, as to the future business, results of operations, or prospects regarding the Licensed Property, or the success of, or the amounts of receipts WagerWorks will derive (if any) from, the WPT Gaming Site.

3. WPT GAMING WEBSITE.

     3.1 Development and Operation. WagerWorks will develop, create, implement, host, manage, operate, maintain, repair, service and support the WPT Gaming Site at its own expense based upon mutually agreed upon requirements and specifications (the “Agreed Specifications”) in a manner consistent with the terms and conditions of this Agreement, including as necessary or appropriate to ensure that the goodwill and public perception of the Licensed Property, including the “personality, attitude, and visual form” of its use is consistent with the WPT’s existing and future use of the Licensed Property. WagerWorks shall be responsible for obtaining access to the Internet for the WPT Gaming Site. WPT shall at all times have final Approval over all elements and content of the WPT Gaming Site. WagerWorks shall, at WagerWorks expense, comply with all reasonable requests from WPT to improve the WPT Gaming Site so that it is a first class Gaming site to the extent that such requests would not constitute “Custom Services” (as defined in Section 4.1). All requests to improve the site that constitute Custom Services shall be subject to the terms and conditions set forth in Section 4. At all times during the Term, WagerWorks shall ensure that the WPT Gaming Site is sufficiently accessible to users in order to satisfy the then existing demand for access and use of the WPT Gaming Site.

          3.1.1 Project Manager. WPT shall appoint a project manager to work with WagerWorks throughout the development process up to and including Launch and shall dedicate appropriate resources to fulfill its responsibilities during the development process. WPT acknowledges that failure to provide such resources may result in a delay of the Launch. WagerWorks will communicate on a regular basis with the WPT appointed project manager to keep him or her apprised of the progress of the development and projected launch of the WPT Gaming Site and will consult with and seek the approval of such project manager as necessary or appropriate to comply with the terms of this Agreement.

          3.1.2 Company Contacts. Within thirty (30) days following the date of this Agreement, WPT and WagerWorks shall create a master list of key contact information to provide appropriate access to key staff from each party. In addition, within thirty (30) days following the date of this Agreement WPT and WagerWorks shall create escalation procedures (with contact information) to deal with day-to-day procedures and problems, including, but not limited to, potential technical problems, customer disputes and scheduled maintenance.

          3.1.3 Implementation. WagerWorks will consult with and keep WPT reasonably informed of the status and progress of the development and implementation of the WPT Gaming Site. WagerWorks shall first prepare a design for the WPT Gaming Site. This design shall include drawings of the user interface, a schematic of how to navigate the WPT Gaming Site, a list of hyperlinks and other components. WagerWorks shall be entitled to use a reputable third party subcontractor to perform development work hereunder provided that such third party (i) executes a letter in the form of Exhibit D attached hereto; (ii) supplies WPT with such information concerning its business operations as WPT determines is reasonably necessary; and (iii) WagerWorks shall remain primarily liable under all of the provisions of this Agreement and any default of this Agreement by such third party shall be deemed a default by Licensee hereunder. In no event shall the agreement with such third party include the right to further subcontract any of the development work or sublicense any of the rights hereunder. Each week following execution of this Agreement during which any development and/or testing hereunder remains uncompleted, and whenever else WPT shall reasonably request, WagerWorks shall contact, or meet with WPT’s Project Manager or another designee of WPT, and report all tasks completed and problems encountered relating to development and testing of the WPT Gaming Site. During such discussion or meeting, WagerWorks shall advise WPT in detail of any recommended changes with respect to remaining phases of development in view of WagerWorks’ experience with the completed development. In addition, WagerWorks shall contact WPT’s project manager promptly by telephone upon discovery of any event or problem that will delay development work, and thereafter promptly confirm such report in writing. WagerWorks will provide WPT with access to online pre-launch prototypes and beta tests. WagerWorks will incorporate all comments of and correct all errors identified by WPT in connection with the WPT Gaming Site. WagerWorks agrees to comply with all reasonable requests of WPT as to the manner of delivery of all items that are to be delivered to WPT in connection with the WPT Gaming Site, which may include delivery by electronic means. Upon request by WPT, but in no event later than Launch, WagerWorks shall deliver to WPT all Source Materials.

          3.1.4 Software Applications.

               3.1.4.1 WagerWare. The WPT Gaming Site will include an online Gaming casino (the “WPT Casino”). The WPT Casino will be based upon WagerWorks’ proprietary online Gaming casino suite software application “WagerWare” (including all versions and updates thereto as they become available to other WagerWorks’ customers). As part of the WPT Casino, WagerWorks will make available on the WPT Gaming Site the entire core game library of casino type games (e.g., online casino suite of games, online lottery suite of games, online arcade suite of games, and online games room) available from WagerWorks from time to time during the Term, including, without limitation, the games, features and functionality set forth on Schedule 2 attached hereto and incorporated herein by this reference (which WagerWorks represents and warrants includes all casino type games available from WagerWorks as of the date of this Agreement); provided, however, that WPT shall have the right to Approve the specific games that are offered or presented for play on the WPT Gaming Site. For the purposes of this Agreement, “Approval(s)”, “Approve” or “Approved” shall mean WPT’s prior written consent, which may be given or withheld in WPT’s sole discretion. WPT’s silence or failure to respond to a request for Approval shall in no event be deemed Approval. For the avoidance of doubt, WPT’s Approval or disapproval of any matter (including, without limitation, WPT’s Approval of any jurisdictions from which the WPT Gaming Site shall be accessible, from which wagering shall be permitted, or from which it will be operated) shall not be deemed to affect or alter any of Wager Works’ representations or warranties hereunder.

               3.1.4.2 Multi-Player Poker. The WPT Gaming Site will also include a multiplayer online poker room (the “WPT Poker Room”) using the WagerWorks multi-player poker network and related software application (the “Multi-Player Poker Application”). The features and functional specifications of the Multi-Player Poker Application are set forth on Schedule 3 attached hereto and incorporated herein by this reference.

               3.1.4.3 License. WagerWorks hereby grants to WPT a royalty-free right and license to use and exploit all Intellectual Property necessary or appropriate to use and access the WPT Gaming Site, to perform its obligations hereunder, and to exercise its rights hereunder.

          3.1.5 Artwork. Promptly upon execution of this Agreement WPT will supply WagerWorks with certain photographs, digital images, and related materials embodying the Licensed Property selected by WPT (“Artwork”) for use in developing the WPT Gaming Site. WPT will provide additional Artwork reasonably requested by WagerWorks to the extent WPT deems appropriate. WagerWorks shall have the right to create, or have a third-party create, artwork in original form or artwork derived from Artwork, which includes the Licensed Property for use in the WPT Gaming Site (“New Artwork”); provided, however, that WagerWorks shall submit copies of any proposed New Artwork to WPT and WagerWorks shall not use any such New Artwork until it is Approved by WPT. All Intellectual Property rights (including but not limited to copyright and trademark rights) in the New Artwork shall be owned by WPT as works-made-for-hire; provided, however, that the New Artwork shall for all purposes of this Agreement be included in the definition of Licensed Property. If under any applicable law any New Artwork is not deemed or otherwise considered a work-made-for-hire, then to the fullest extent allowable and for the full term of protection under such applicable law (including any and all renewals, extensions and revivals thereof), WagerWorks hereby assigns and transfers to WPT all right, title and interest in and to such New Artwork.

          3.1.6 Hardware and Software Infrastructure. WagerWorks will, at its sole cost and expense (other than any amounts specifically provided for in Section 6 hereof), procure, install, implement, configure, maintain, manage, operate, repair, service, and support a hardware and software infrastructure within which the WPT Gaming Site and the WPT Poker Room will operate, which hardware and software infrastructure will conform to the Agreed Specifications and the quality standards required hereunder.

          3.1.7 Connectivity: Subject to applicable laws and regulations, WagerWorks will provide WPT with a standard Virtual Private Network connection giving WPT access to the “back-end” of the WPT Gaming Site. However, should WPT require a T1 line or equivalent, it will be facilitated at the sole expense of WPT.

          3.1.8 Launch Date. WagerWorks shall have the WPT Gaming Site and the WPT Poker Room ready for Launch no later than ** , 2005 subject to extension for up to four (4) weeks for any of the following:

               3.1.8.1 Qualification of the outstanding development requirements (i.e. custom content development, system integration and website execution, etc.) agreed upon in writing by both parties prior to January 31, 2005;

               3.1.8.2 WPT’s final Approval of the WPT Gaming Site (it being acknowledged that if WPT is unwilling to Approve the WPT Gaming Site because the WPT Gaming Site is not in fact ready for Launch or because WPT Gaming Site includes any defects, bugs or errors, then WPT’s unwillingness to provide such Approval shall not be deemed to be the cause of the delay in the Launch); and

               3.1.8.3 Other delays caused by factors that are either within the control of WPT or beyond the control of either WagerWorks or WPT; provided that WagerWorks has used and will use its best efforts to remedy such delays.

          3.1.9 Testing and Quality Assurance. The WPT Gaming Site and all components thereof shall be thoroughly tested by WagerWorks and all necessary corrections as a result of such testing shall be made prior to Launch. If at any time during the Term, WPT requests that WagerWorks correct the WPT Gaming Site or a component thereof, WagerWorks shall within five (5) calendar days of such notice, or such longer period as WPT may allow, correct such error and provide WPT with satisfactory evidence of such correction. The correction and review procedure set forth in this Section shall be repeated until such time as the WPT Gaming Site (or component thereof) is corrected to WPT’s satisfaction.

     3.2 Operations and Hosting; Domain Name.

          3.2.1 WagerWorks will be responsible for all network administration and application operations for the WPT Gaming Site, and for obtaining and maintaining website hosting for the WPT Gaming Site. The WPT Gaming Site shall only be operated and hosted from the regulated jurisdiction of Alderney, unless otherwise mutually agreed and Approved by WagerWorks and WPT, and shall only be accessible for participants to wager on the site from jurisdictions in which it is legally permissible to offer online commercial Gaming sites (collectively, the “Territory”); provided that WPT shall have final Approval with respect to the particular jurisdictions in the Territory from which the WPT Gaming Site is accessible for wagering. Notwithstanding the foregoing, the WPT Gaming Site shall, subject to applicable law, be accessible from outside the Territory for non-wagering purposes in all jurisdictions requested and approved by WPT. WagerWorks agrees that the WPT Gaming Site will be of high quality and will be free of defects in material and workmanship in all material respects. The WPT Gaming Site will conform in all respects to the functional and other descriptions contained in the Agreed Specifications. WagerWorks shall at all times maintain a complete and current (i.e., updated once per day) backup copy of the WPT Gaming Site. WagerWorks shall take all commercially reasonable actions (including as requested by WPT) to ensure that that no participants outside the Territory are able to wager on the WPT Gaming Site, including, without limitation, as consistent with industry standards. Neither WagerWorks nor any of its parent, subsidiary or affiliate companies shall advertise, promote, or solicit any wagering or Gaming activity in connection with the WPT Gaming Site outside of the Territory.

          3.2.2 WPT will be responsible for obtaining and maintaining a domain name URL for the WPT Gaming Site. WPT will grant WagerWorks the right to administer the domain name for the purpose of changing the DNS to the hosting entity for the WPT Gaming Site.

     3.3 Technical Support and Maintenance. WagerWorks will, at its sole cost and expense, provide ongoing operations, technical, hardware and software support and maintenance (including error corrections and/or software updates, and such other modifications reasonably requested by WPT) in connection with the WPT Gaming Site at all times during the Term. Without limiting the foregoing, WagerWorks will be responsible for all repairs and customer service and support for the WPT Gaming Site pursuant to the Service Level Agreement set forth on Schedule 5 attached hereto and incorporated herein by this reference, it being acknowledged that the amounts set forth in Section 6 shall be deemed full compensation therefor.

     3.4 Customer Service: Customer Disputes. Customer service respecting the WPT Gaming Site will be managed by WagerWorks, from their offices located at Blackburn House, 1 Warwick Street, Leamington Spa, Warwickshire, England CV32 5LW, or such other location as determined by WagerWorks. If WagerWorks relocates its customer service offices it will provide WPT with prior written notice of the relocation and will provide the address and contact information for the new location. WagerWorks shall have live customer service representatives available during all regular business hours in the United Kingdom. WagerWorks shall have the authority to settle all customer disputes claiming an amount not to exceed £ ** , individually, or ** % of the “Net Gaming Revenues” (as defined in Section 6 hereof) for any calendar year, in the aggregate. The settlement of all other claims and disputes shall be subject to the Approval of WPT.

     3.5 Licensing and Compliance. As provided in Section 3.2 hereof, initially, the WPT Gaming Site will be operated from Alderney. WPT will be responsible for paying (i) the annual licensing fee required by the Alderney Gaming Control Commission (“AGCC”), which amount shall not exceed £75,000 ($135,000 USD) and which amount shall be paid prior to commencing the process of filing for the license, and (ii) any associated investigative fees required by the AGCC, which amount shall not exceed £15,000 and shall be paid as required by the AGCC. Without limiting the foregoing, WagerWorks will be responsible for paying all compliance, testing, and certification costs required by the jurisdiction for product/site approval and operation of the WPT Gaming Site. It is acknowledged that in connection with WPT’s application to the AGCC, the AGCC will determine whether WPT can apply as a “Business Associate” to Wager-Works or whether the AGCC will require WPT to apply for a full Gaming license. WagerWorks and WPT will use commercially reasonable efforts to have the AGCC to accept WPT as a “Business Associate” to WagerWorks. If WPT is not accepted as a Business Associate and is not approved for a full Gaming license, then WPT shall be entitled to terminate this Agreement upon notice to WagerWorks, and, as a result of such termination, WagerWorks shall be entitled to retain that portion of the Development Fees and Infrastructure Fee previously paid to WagerWorks as of such dated equal to the reasonable, expenses and costs actually incurred by WagerWorks in connection with the development of the WPT Gaming Site; provided that the remaining portion of the Development Fees and Infrastructure Fees, if any, shall be immediately reimbursed to WPT.

     3.6 Launch Settings. On or before Launch, the parties shall mutually agree upon settings and options relating to the WPT Gaming Site (including, the acceptance criteria and configuration of WagerWare’s Player Verification application) (“Launch Settings”). On or before Launch, the parties shall execute a document listing the Launch Settings and any subsequent changes to the Launch Settings must be mutually agreed to in writing. In the event of a dispute with respect to the Launch Settings, WPT’s decision shall be final and controlling.

     3.7 Participant Information. WagerWorks acknowledges that any information related to the participants of the WPT Gaming Site, including but not limited to any personally identifiable information (“Customer Information”), is the exclusive property of WPT. WagerWorks shall not, and shall not permit any third party to, transfer or disclose any Customer Information to any other person or entity (i) without the prior written consent of WPT, (ii) unless required by law, or (iii) at the request or with the consent of the applicable customer. Upon WPT’s request, WagerWorks shall, if instructed by WPT, deliver copies of the Customer Information to WPT and, if instructed by WPT, destroy any or all copies of Customer Information in WagerWorks’ possession or control. WPT shall be entitled to create, implement, and amend the privacy policies for the WPT Gaming Site as it deems appropriate. Notwithstanding the foregoing, WagerWorks may retain archival and backup Customer Information (including transaction data) solely for use by WagerWorks to defend against claims that WagerWorks failed to comply with this Agreement and applicable law; provided that such Customer Information shall be maintained at all times in strict compliance with applicable law and the confidentiality provisions of Section 16.4. Notwithstanding anything to the contrary, WagerWorks shall (and shall ensure that its parent and affiliated companies) at all times comply with all applicable laws in connection with its collection, handling and safeguarding of any Customer Information.

     3.8 Terms of Use Statement. Promptly following execution of this Agreement, and prior to Launch of the WPT Gaming Site, WPT and WagerWorks will draft a Terms of Use statement to be used on the site the terms of which are to be mutually agreed upon; provided that in the event of a dispute with respect thereto WPT’s decision shall be final and controlling. The WPT Gaming Site will include in its Terms of Use statement a disclosure that Customer Information will be owned by WPT and will be disclosed to and transferred to WPT for its retention and use in compliance with the Terms and Use.

     3.9 Sports Book. If at any point in time during the twelve months following the Effective Date WagerWorks has the existing infrastructure to make available a sports Gaming book on the WPT Gaming Site, then, at WPT’s option, the parties shall enter into good faith negotiations for a period of not less than thirty (30) days in order to reach terms and conditions relating to the addition of a sports Gaming book on the WPT Gaming Site that are acceptable to WagerWorks and WPT. If the parties are able to agree upon such mutually acceptable terms and conditions, then WagerWorks shall make a sports Gaming book available on the WPT Gaming Site under such terms and conditions. Provided that WagerWorks is not then operating or actively developing a sports Gaming book for the WPT Gaming Site pursuant to a separate written agreement executed by each of the Parties, then, notwithstanding anything to the contrary contained herein, WPT shall, without limitation or restriction whatsoever, be entitled to operate, or engage a third party to operate, a sports Gaming book to be included on either the WPT Gaming Site or an independent site. If WagerWorks and WPT agree in advance that work must be provided by WagerWorks to support or implement the third party administered WPT sports Gaming book, then the services rendered in connection with such support or implementation will be subject to the terms of this Agreement, except for the costs of such support or implementation and the revenue share in connection with such operations, which will be subject to good faith negotiation.

     3.10 Promotions. Subject to the requirements of applicable law (including, the approval of any host jurisdiction, if required), WPT and WagerWorks shall discuss services and promotions to be incorporated into the WPT Gaming Site for the purpose of attracting and obtaining new customers and maintaining existing customers (e.g., allowing customers to maintain funds in established customer accounts and to transfer funds to other customer accounts); provided, however, that WPT’s determination with respect to any such services and promotions shall be final and controlling.

     3.11 Merchant Banking Services. WagerWorks will provide and/or procure any necessary or appropriate merchant banking services (acceptance and processing of credit card payments from a reputable and financially responsible party), at its expense, in order to provide prompt and reliable payment processing services in connection with the WPT Gaming Site. Wager-Works will provide and/or procure payment processing services that are in full compliance with any applicable laws (including any Gaming or other regulatory requirements).

     3.12 Insurance. WagerWorks agrees to obtain and maintain, at WagerWorks’ sole cost and expense, errors and omissions insurance and a policy of insurance insuring against those risks customarily under comprehensive general liability policies, including without limitation, “product liability” and “completed operations” from a well-recognized insurance company applicable to any claims, liabilities, damages, costs or expenses arising out of the development, creation, implementation, hosting, management, operation, maintenance, repair, service and/or support of the WPT Gaming Site. The policies shall name WPT, its parents, subsidiaries, affiliates and divisions, and their respective directors, officers, employees, agents and representatives (the “WPT Entities”) as additional insureds. The policy will provide for coverage of at least One Million Dollars ($1,000,000) per occurrence. The insurance under such policy shall be primary without right of subrogation. Within thirty (30) days following the execution of this Agreement by WagerWorks, it shall provide certificates of insurance to WPT certifying that the WPT Entities and any other entity specified by WPT have been added as additional insureds to each of the insurance policies set forth above. The policies shall require that WPT receives at least thirty (30) days prior written notice of cancellation, amendment or endorsement thereof. Upon receipt of any such written notice of cancellation, WPT shall have the right to terminate the Agreement unless WagerWorks provides WPT with proof of having obtained replacement insurance within twenty-one (21) days from the date of such notification from the insurance carrier; provided that WPT shall have the right to purchase replacement insurance from an insurance carrier of WPT’s choice and charge WagerWorks for all costs thereof for the interim period prior such termination taking place. WagerWorks agrees to pay all such costs immediately upon submission by WPT. Any claims covered by WagerWorks’ insurance policies shall not be offset or reduced in any amount whatsoever by any other insurance which the WPT Entities may independently maintain.

     3.13 [Intentionally omitted]

     3.14 Financial Assurances. At all times during which WagerWorks operates the WPT Gaming Site from Alderney, WagerWorks shall (and shall ensure that its parent and affiliated companies) comply with the applicable “Control System Guidelines for Interactive Gaming” requirements of the Alderney Gaming Control Commission, including but not limited to maintaining on a calendar monthly basis the following: (i) a ratio of [(total assets – total liabilities) ÷ total liabilities] greater than 25%; (ii) current assets greater than its current liabilities; and (iii) cash on hand in an amount greater than cash due to customers of the WPT Gaming Site. At all times during which WagerWorks operates the WPT Gaming Site from any jurisdiction other than Alderney, WagerWorks shall (and shall ensure that its parent and affiliated companies) comply with that jurisdiction’s applicable rules, regulations and guidelines, including in particular any applicable financial systems and controls requirements; it being acknowledged and agreed that the WPT Gaming Site may not be operated from a jurisdiction other than Alderney without WPT’s approval.

4. CUSTOM SERVICES

     4.1 WPT Requested Custom Services. At WPT’s request, WagerWorks will provide custom product development services to address unique product requests (i.e., custom games, features or functions, which vary substantially from (i) the items provided for herein, (ii) items offered generally by WagerWorks to its customers, and/or (iii) items that are otherwise part of WagerWorks’ then current product offerings) (the “Custom Services”). Unless agreed otherwise between the parties, Custom Services will be provided to WPT on a time and materials basis and shall be subject to the following:

          4.1.1 WPT will provide sufficient detail regarding any Custom Services request to enable WagerWorks to assess the feasibility, resource requirements and overall cost of the request.

          4.1.2 WagerWorks will provide WPT with an implementation plan within 30 days of receiving such a request, which plan will detail the implementation methodology, cost and delivery schedule and set forth estimated costs based on time and materials burdened with a mutually agreed upon related overhead cost.

          4.1.3 If WPT Approves the implementation plan, WagerWorks and WPT shall negotiate the terms and conditions of such agreement relating to the development and implementation of such Custom Services within each party’s customary parameters, which shall, without limitation, provide for (i) the payment, if any, and/or apportionment of costs and expenses, if any, related thereto, (ii) the payment, if any, and/or distribution of revenues, if any, generated therefrom, (iii) the ownership/licensing structure related thereto (including the terns of licensing such rights to third parties, if applicable and agreed), and (iv) such other terms and conditions customarily included in similar agreements.

          4.1.4 If WagerWorks is unable or otherwise fails to provide any Custom Services requested by WPT, or the parties are unable to agree upon mutually acceptable terms with respect thereto, WPT shall be entitled to either (i) engage a third party to perform the requested services or (ii) require WagerWorks to qualify and negotiate with a third party to perform the requested services on terms to be agreed upon in advance by WPT. In either event, WagerWorks shall cooperate as reasonably requested by WPT in connection with the performance of such services by WPT and/or such third party.

4.2 General Intellectual Property Premise for Custom Services.

     4.2.1 The developed games owned or licensed by WagerWorks at the date hereof are listed and described in Schedule 2 (the “WagerWorks Games”). Any new game developed independently of WPT after the date hereof shall also be deemed to be a WagerWorks Game.

     4.2.2 Except as set forth in Section 4.2.3 below, all Intellectual Property rights (including, without limitation, with respect to any artwork, graphical representations, digital images, play methodologies and game rules) arising from or developed in connection with any Custom Services work requested or commissioned by WPT or developed in conjunction with WPT to the extent that the Custom Services work represents a new game or product and/or incorporates any of the Licensed Property or the goodwill associated therewith (a “WPT Product”) shall be owned exclusively by WPT as a work made for hire. A game or product shall be deemed new if it is not based upon or derived from a WagerWorks Game or if any one or both of the following attributes are altered materially (i) the method of play and/or (ii) the pay table/reward structures. Schedule 6 contains a list of all WPT Products as of the date hereof. For the avoidance of doubt, WagerWorks shall not have any right to use a WPT Product other than in conjunction with the WPT Gaming Site as Approved by WPT.

     4.2.3 The specific technologies that are employed to execute the WagerWorks Games along with the resulting software product, including but not limited to, custom programming code (source and object), random number generators and other game outcome methodologies (“Gaming Software”) will be the property of WagerWorks and become part of WagerWare; subject to any rights granted to WPT pursuant to any agreements relating to Custom Services as set forth in Section 4.1.3.

     4.2.4 Notwithstanding the foregoing, the parties may in a separate written agreement provide for ownership of the results and proceeds of any Custom Services in a manner that differs from the provisions of this Paragraph 4.2.

5. MARKETING. PROMOTION. AND ADVERTISING. WPT will be responsible for promoting, marketing, and advertising the WPT Gaming Site. WagerWorks shall have a right of consultation with respect to marketing, advertising, and promoting the WPT Gaming Site; provided that WPT’s determination shall be final with respect thereto. WPT will use efforts it deems commercially reasonable to market, advertise, and promote the WPT Gaming Site.

6. FEES AND PARTICIPATION.

     6.1 Development Fees. WPT will pay WagerWorks a one-time up front, all inclusive, development fee of $ ** to develop, create, implement, host, manage, operate, maintain, repair, service and support the WPT Casino on the WPT Gaming Site and a one-time up front, all inclusive, development fee of $ ** to develop, create, implement, host, manage, operate, maintain, repair, service and support the WPT Poker Room on the WPT Gaming Site (collectively the “Development Fees”). The Development Fees shall be payable to WagerWorks 50% upon execution of this Agreement, and the remaining 50% within 15 days after the successful Launch of the WPT Casino and the WPT Poker Room, respectively.

     6.2 Hardware and Software Infrastructure. Work Poker Tour will pay WagerWorks a one-time upon front, all inclusive, fee of $ ** for the cost of procuring and implementing the hardware and software structure on which the WPT Gaming Site and WPT Poker Room Will run (the “Infrastructure Fee”). The Infrastructure Fee shall be payable to WagerWorks 50% upon execution of this Agreement, and the remaining 50% within 15 days after the successful Launch of both the WPT Gaming Site and the WPT Poker Room.

     6.3 Participation. WagerWorks shall collect all revenues from the operation and exploitation of the WPT Casino, shall retain an amount equal to the applicable “WW Gaming Percentage” (as defined in Section 6.3.1 hereof) of the “Net Gaming Revenue (as defined in Section 6.3.2 hereof), and shall pay an amount equal to 100% of the Net Gaming Revenue less the applicable WW Gaming Percentage (the “WPT Gaming Percentage”) to WPT (such amounts payable to WPT, the “Gaming Participation”). Additionally, WagerWorks shall collect all revenues from the operation and exploitation of the WPT Poker Room, shall retain an amount equal to 25% of the “Net Poker Revenue” (as defined in Section 6.3.3. hereof), and shall pay an amount equal to 75% of the Net Poker Revenue to WPT (such amounts payable to WPT, the “Poker Participation”, and together with the Gaming Participation, the “Participations”). Solely for the purpose of calculating the WW Gaming Percentage and the WPT Gaming Percentage, the aggregate annual Net Gaming Revenue will be reset to zero at the beginning of each year during the Term commencing on the anniversary of the actual date of the Launch. WagerWorks shall hold all of the Net Gaming Revenue and Net Poker Revenue in a segregated account and shall under no circumstances commingle the revenues from the WPT Gaming Site with any other funds of WagerWorks, including, without limitation, revenues from any other Gaming site owned or operated by WagerWorks or any other party.

          6.3.1. Gaming Percentages. The WW Gaming Percentage and the WPT Gaming Percentage shall be calculated based on the annual Net Gaming Revenue as follows:

Annual Net Gaming Revenue in GB £s	WW Gaming Percentage	WPT Gaming Percentage
0 to 5 million	30	70
5,000,001 to 10 million	27.5	72.5
Over 1 million	25	75

          6.3.2 Net Gaming Revenue. “Gross Gaming Revenue” means all Gaming revenues collected by WagerWorks from customers of the WPT Casino. “Net Gaming Revenue” means Gross Gaming Revenue less the following accountable amounts (the “Recoupable Amounts”):

• Free bets or other registration or deposit bonuses (e.g. t-shirts or other merchandise giveaways); it being acknowledged that all such promotions shall be subject to the mutual Approval of WPT and WagerWorks pursuant to and in accordance with the terms of this Agreement;

• Charge backs, and actual, reasonable, out-of-pocket, third party costs and expenses incurred in connection with settling disputes and collecting monies owed;

• Winner or success prizes and bonuses (e.g. payment of entry fees to WPT televised poker tournaments or events), in lieu (in whole or in part) of existing game outcomes or awards, whether such success prizes and bonuses are for specially held online tournaments or events, based on success over the course of a certain period, or otherwise; it being acknowledged that all such promotions shall be subject to the mutual Approval of WPT and WagerWorks pursuant to and in accordance with the terms of this Agreement;

• Actual out-of-pocket expenses relating to progressive jackpots incurred in connection with the WPT Casino, including but not limited to the initial jackpot seed amount, funds fed to the “jackpot meter”, and the reset reserve required to cover the next reset (it being acknowledged that the amount of such progressive expenses shall be subject to the Approval of WPT);

• Gaming taxes, levies, duties, licensing fees and regulatory fees actually paid to governmental authorities (including any amounts payable by WPT pursuant to Section 3.5 hereof, amortized in equal monthly amounts over the 12-month period following Launch);

• Applicable “Content Licensing and Royalty Fees” for “Premium Games” (WagerWorks warrants that it has obtained all necessary licenses to certain intellectual property and game content from third parties (e.g., Action Gaming, Sony Pictures Entertainment; FremantleMedia, and others) that has been or will be incorporated into the Gaming content and that are available as part of WagerWare. WagerWorks intends to secure additional third party intellectual property and content. Games utilizing this intellectual property and content (“Premium Games”) typically require the payment of royalties or licensing fees to third parties based on a percentage of the win generated by the particular game (“Content Licensing and Royalty Fees”). In the event WPT elects to include any Premium Games on the WPT Gaming Site, WagerWorks shall pay the Content Licensing and Royalty Fees directly to the applicable third party licensors of the Premium Games out of the Gross Gaming Revenue prior to the calculation of WPT’s Participation); and

• Other mutually agreed upon costs and expenses.

          6.3.2 Net Poker Revenue. “Net Poker Revenue” means the aggregate of the “Rake” and “Tournament Fees” minus only “Royalties”, “Tournament Funding” and Recoupable Amounts, where:

•	“Rake” is the net amount of participant wagers (the “pot”) retained by the host of the particular poker room before paying out the poker hand winnings to the wining participant;

•	“Tournament Fees” are fees actually paid by tournament participants unrelated to antes, stakes or wagers on poker hands (it being acknowledged that the amount of the Tournament Fees shall be subject to the Approval of WPT);

•	“Tournament Funding” are “freeroll” and “prize-added” amounts, success prizes and/or bonuses contributed to the tournament awards by Wager-Works and WPT (it being acknowledged that all aspects of the Tournament Funding, including freeroll and prize-added amounts, shall be subject to the Approval of WPT);

•	“Royalties” are each client’s pro-rata share of £.08 per hand, based on the number of players participating in each hand; provided, however, that WagerWorks represents and warrants that such £.08 per hand Royalty is the lowest royalty applicable to any poker related Gaming site operated or hosted by WagerWorks utilizing the Multi-Player Poker Application. (For clarification, WagerWorks assesses a £.08 per hand royalty for each hand played. Players participating in the hand may be accessing the hand from multiple player sites. If four players are participating in a hand of poker and two players are from the WPT Poker Room and two players are from a third-party poker room, £.04 of the royalty will be deducted from WPT Poker Revenue and £.04 will be deducted from the third-party poker revenue); and

•	“Gaming Taxes” are taxes, levies, duties, licensing fees and regulatory fees actually paid to governmental authorities for operating the WPT Poker Room.

     6.4 Most Favored Nations Provision. WagerWorks will provide WPT with financial terms that are on an most-favored-nations basis with the financial terms offered to WagerWorks’ other clients, customers, content partners and other joint venturers taking into consideration the material business terms included in the terms and provisions of this Agreement, including: (i) license fees for WagerWare and payment terms; (ii) license fees for the Multi-player Poker application and payment terms; (iii) fees for hardware and software infrastructure and payment terms; (iv) control of offering of WagerWorks core library of games, leisure games and premium games; (v) revenue share of Net Gaming Revenue and related tiers; (vi) revenue share of Poker Room Revenues and related tiers; (vii) WagerWorks services (development and implementation of sites, support, maintenance, customer service, hosting and operating sites, etc.); (viii) other party obligations (advertising, marketing, promotion, customer service, etc.); (ix) payment of AGCC fees; (x) party responsible for AGCC or regulatory authority licensing process; (xi) initial term; (xii) termination rights; (xiii) renewal period and party with option to renew; (xiv) exclusivity and related restrictions; and (xv) obligations relating to integration, implementation of third party applications.

     6.5 Payment. All Participations shall be due and payable monthly. WagerWorks shall pay to WPT, no later than thirty (30) days after the last day of each calendar month, the total amount of the Participations due and owing and payable to WPT pursuant to this Agreement during the immediately preceding calendar month. All payments shall be made by certified check drawn on U.S. funds payable to “WPT Enterprises, Inc.,” or wired into the following account: WPT Enterprises, Inc.— Main Operating Account at ** ; provided, however, that WPT shall be entitled to designate alternate account information or payment instructions by written notice to WagerWorks. All late payments shall be subject to a late payment charge calculated at the rate of two percent (2%) per month on all outstanding amounts from the date such payments are due until the date of payment to WPT. However, if the amount of such late payment charge exceeds the maximum permitted by law for such a charge, it shall be reduced to such maximum amount.

     6.6 Accounting; Auditing

          6.6.1 Wager-Works will within thirty (30) days following the end of each calendar month provide to WPT a full and accurate written statement of account (“Statement”), certified by an authorized representative of WagerWorks, which details all Participations due and owing under this Agreement in respect of the immediately preceding calendar month. The Statements shall be in such form as WPT and WagerWorks shall agree, but at a minimum shall show for the relevant calendar month, the Net Gaming Revenue generated by the WPT Gaming Site, and the amount and computation of Participations payable. Each such Statement shall contain information in sufficient detail to permit the accuracy of each Participation payment due and payable pursuant to this Agreement to be readily determined. WagerWorks shall continue to send Statements and make payments to WPT notwithstanding expiration or termination of this Agreement until all amounts due to WPT have been paid in full

          6.6.2 WagerWorks will keep and maintain full, complete and accurate books of account and records covering all transactions relating to this Agreement in sufficient detail to enable the Participations payable hereunder to be determined and verified. WagerWorks shall permit such records to be examined from time to time (up to a period of not less than three (3) years after the expiration or termination of this Agreement) by authorized representatives of WPT, including such independent auditors as WPT may designate, during usual business hours, to verify to the extent necessary the operation and maintenance of the WPT Gaming Site, the use of the Licensed Property and the payments required hereunder, and WPT and its representatives shall use reasonable efforts to minimize any disruptions to WagerWorks’ business. Prompt adjustment shall be made by WagerWorks to compensate for any errors or omissions disclosed by such examination. If the adjustment is more than $10,000 or five percent (5%) of WPT’s Participations in WPT’s favor, then the out-of-pocket costs of such examination shall be borne by WagerWorks. Such records shall be maintained by WagerWorks for a period of not less than three (3) years following the expiration or termination of this Agreement. In its discretion, WPT also may require that WagerWorks furnish financial reports of WagerWorks’ financial status issued by a certified public accountant during the Term. It is expressly understood and agreed by the parties hereto that all computations relating to determination of the amounts of Participations due and payable pursuant to this Agreement shall be made in accordance with recognized and generally accepted accounting principles as reflected in the practice of certified independent public accountants of national reputation practicing in the United States. WagerWorks hereby agrees to take no actions the purpose of which is to avoid paying the Participations due under this Agreement.

     6.7 Value-added Taxation (VAT). WagerWorks believes that the Participations payable by WagerWorks to WPT as stated above are not subject to value-added tax under Alderney law. WagerWorks does not represent or warrant that the Participations are now, or in the future may be, subject to value-added tax under Alderney law.

     6.8 Third Party Advertising and Sponsorship. The parties will discuss the terms of any arrangements with respect to revenues received from third party advertisers in connection with the WPT Gaming Site and the WPT Poker Room; provided that it is expressly acknowledged that WPT shall have ultimate Approval over any advertising arrangements. It is contemplated that WPT would be entitled to ** % of the revenues received from third party banner advertisements and WagerWorks would be entitled to the remaining ** % thereof (after the off-the-top deduction of all third party costs and expenses). WPT shall control all arrangements with, and be entitled to 100% of the revenues received from, third party sponsors of, or co-promotion initiatives in connection with, the WPT Gaming Site.

7. INTELLECTUAL PROPERTY.

     7.1 Licensed Property. WagerWorks acknowledges the value of the goodwill associated with the Licensed Property and that the Licensed Property is unique and original and that WPT is the owner thereof. WagerWorks hereby agrees that the Licensed Property is, and shall remain, the property of WPT, and that WagerWorks obtains no right, title, interest or license in or to any of such Licensed Property except for the limited rights expressly set forth in Section 2 of this Agreement. WagerWorks shall not dispute or contest, directly or indirectly, WPT’s ownership of the Licensed Property, WPT’s exclusive right to use the Licensed Property, subject to this Agreement, the validity of any Intellectual Property included in the Licensed Property, or WPT’s ownership thereof, nor shall WagerWorks assist others in doing so. All uses of the Licensed Property shall inure to the benefit of WPT. WagerWorks hereby agrees (i) not to use any other trademark, service mark, logo, name, style, or identification on or in connection with the Licensed Property without WPT’s prior written Approval in each case; (ii) that WPT is the owner of the Licensed Property and that WagerWorks has no ownership or beneficial right or interest in or to the Licensed Property, other than the licenses expressly granted in this Agreement; (iii) not to take any action that would prejudice or interfere with the validity or ownership of the Licensed Property; (iv) not to use any trademark, service mark, logo, name, style or identification which is a variant, colorable imitation, translation and/or simulation of the Licensed Property and/or any items that are confusingly similar thereto; and (v) not to seek registration of any of the Licensed Property or any variant, colorable imitation, translation and/or simulation thereof anywhere in the world. WagerWorks further agrees that any and all Artwork and other derivatives of the Licensed Property created, utilized, approved and/or authorized for use hereunder by WPT in any other materials (including any advertising, marketing, instructional or promotional material) which otherwise features or includes the Licensed Property shall be owned in its entirety exclusively by WPT. WagerWorks hereby irrevocably assigns to WPT any and all ownership, beneficial, Intellectual Property, goodwill or other rights or interests which WagerWorks has, or may have at any point in time, in the Licensed Property, the Artwork. and/or the New Artwork.

     7.2 Approval. WagerWorks acknowledges and agrees that each specific use of the Licensed Property in connection with the WPT Gaming Site, and any materials related thereto (including any advertising, marketing, instructional or promotional material), is subject to WPT’s prior written Approval as to acceptable standards of concept, quality, style, and appearance. WPT shall promptly evaluate any samples of proposed uses of the Brand submitted to it by WagerWorks, and will use reasonable efforts to Approve or disapprove any such submitted samples in writing within twenty (20) business days after receipt of any such items. Without limiting the generality of the foregoing, the use of the Licensed Property must at all times comply with the specifications set forth in the Style Guide attached hereto as Exhibit B and incorporated herein by reference. In order to ensure WagerWorks’ compliance with the terms of this Agreement, WagerWorks hereby agrees that WPT shall have the right, but not the obligation, at its expense, at all times and upon reasonable notice, to inspect, at reasonable times, either itself or through its duly authorized representatives, all or any portion of WagerWorks’ books, records and facilities with regard to the development and/or operation of the WPT

Gaming Site, WagerWorks’ use of the Licensed Property and/or Licensed Right, WagerWorks’ compliance with this Agreement. WPT’s failure to exercise its rights pursuant to this Section shall not relieve WagerWorks of any of its obligations, representations or warranties hereunder.

     7.3 Further Revisions. After receiving Approval from WPT for any proposed use of the Licensed Property, WagerWorks will not change its use in any material respect without the prior written consent of WPT. If any of the proposed uses or related materials distributed by WagerWorks fails to demonstrate conformance with the samples previously Approved by WPT, then WPT may require that WagerWorks bring any such non-complying uses and related materials into compliance within three (3) days after receipt of written notice from WPT.

     7.4 Brand Protection and Policing. WPT and WagerWorks will reasonably cooperate to ensure that third parties do not unlawfully infringe, dilute, misappropriate, impair or violate (“Infringe” or “Infringement”) the Licensed Property or engage in any acts of unfair competition involving the Licensed Property. WagerWorks will promptly notify WPT of any such Infringements by third parties that come to its attention. WPT retains all rights to file any trademark and copyright applications and obtain registrations with regard to the Licensed Property; provided that WPT has no obligation to file trademark or copyright applications. WPT retains, in its sole discretion, all decisions regarding intellectual property matters relating to the Licensed Property, including but not limited to whether to file, where and when to file, whether to defend or abandon, and whether to maintain trademark and copyright registrations applications. WPT will use good faith efforts to monitor and police any Infringement of the Licensed Property consistent with WPT’s global strategy for protecting and enforcing WPT’s intellectual property rights. Notwithstanding the foregoing, WPT shall determine what action, if any, it elects to take with respect to any such Infringement or unfair use and shall be under no obligation to take any action at WagerWorks’ request. WPT shall have the exclusive right, exercisable at its reasonable discretion, to institute in its own name, and to control, all actions against third parties relating to WPT’s copyrights, trademarks, and other proprietary rights in and to the Licensed Property, at WPT’s expense. With respect to any such actions, WPT shall employ counsel of its own choice to direct the handling of the litigation and any settlement thereof. WPT shall be entitled to receive and retain all amounts awarded, if any, as damages, profits or otherwise in connection with such suits. WagerWorks shall not, without WPT’s prior written consent institute any suit or take any action on account of such Infringements, acts of unfair competition or unauthorized uses. If, with WPT’s consent, WagerWorks institutes, at its sole cost and expense, such a suit or action, WagerWorks shall be entitled to recover all reasonable costs and expenses incurred in such suit or action from any financial recovery awarded or obtained.

     7.5 Intellectual Property Ownership. Without limiting the provisions of Sections 7.1 through 7.4 hereof, the Parties acknowledge and agree as follows:

          7.5.1 WPT Intellectual Property. WPT shall be and remain the owner of (i) all Intellectual Property rights owned by WPT (or by any WPT subsidiary or affiliate) on or prior to the commencement of this Agreement, (ii) all Intellectual Property rights obtained or developed by or for WPT (or by or for any WPT subsidiary or affiliate) during the Term, and (iii) all Intellectual Property rights that constitute Derivative Works of those items included in either clause (i) or (ii) of this Section 7.5.1 (collectively, “WPT IP”). Except for the Licensed Rights

(subject to and in accordance with the terms and conditions hereof), WagerWorks will have no rights to exploit for itself or any third party WPT IP during the Term or after the termination or expirations of this Agreement. Additionally, WPT shall own all right, title and interest in and to all domain names (including all Intellectual Property rights related thereto) registered by or for the benefit of WPT and from which the WPT Gaming Site is accessible or redirected.

          7.5.2 Third Party Intellectual Property. Except as provided for in this Agreement (e.g. Premium Games, if licensed for the WPT Gaming Site), WPT will have no rights to exploit for itself any third party intellectual property controlled by WagerWorks during or following the termination of this Agreement.

          7.5.3 WagerWorks Intellectual Property. WagerWorks shall be and remain the owner of (i) all Intellectual Property rights owned by WagerWorks (or by any WagerWorks subsidiary or affiliate) on or prior to the commencement of this Agreement, (ii) all Intellectual Property rights obtained or developed by or for WagerWorks (or by or for any WagerWorks subsidiary or affiliate) during the Term, and (iii) all Intellectual Property rights that constitute Derivative Works of those items included in either clause (i) or (ii) of this Section 7.5.3 (collectively, “WW IP”). Except as provided for in this Agreement, WPT will have no rights to exploit for itself or any third party such WW IP during the Term or after the termination or expirations of this Agreement. For the avoidance of doubt, all computer programs (including all source and object code therein) created by WagerWorks and derived from the WW IP for the WPT Casino and the WPT Poker Room, other than and excluding any programs derived from the WPT IP (which shall be WPT IP), shall be deemed to be WW IP; provided, however, that the ownership of the results and proceeds of the Custom Services shall be governed by Paragraph 4.2 hereof.

          7.5.4 Further Assurances. Each Party shall execute and deliver to the other Party, in such form as it may reasonably request, all instruments necessary to effectuate, confirm, vest, maintain and protect such Party’s respective Intellectual Property rights as set forth in this Article 7 (including, without limitation, all of WPT’s right, title and interest in the Licensed Property, the Customer Information, the New Artwork and the Custom Works). Additionally, WagerWorks shall execute and deliver to WPT, in such form as it may reasonably request, all instruments necessary to (i) record WagerWorks as a registered user of any trademarks pursuant to this Agreement (it being acknowledged that such registration shall be handled by attorneys selected or Approved by WPT), or (ii) cancel any such registration upon expiration or termination of this Agreement or otherwise. Each Party hereby irrevocably appoints the other Party as its agent and attorney-in-fact to execute such instruments on its behalf. The obligations under this Section 7.5.4 shall survive any expiration or termination of this Agreement.

     7.7 General Public Rights. Subject to the terms of any Section 16.4 hereof with respect to confidentiality, nothing in this Agreement shall limit the use of any material by either WPT or WagerWorks that such parties would enjoy as a member of the general public.

8. REPRESENTATIONS AND WARRANTIES.

     8.1 Representations and Warranties of WPT.

          8.1.1 WPT represents and warrants to that it has the authority, power and right to license the Licensed Rights to WagerWorks for the Term in accordance with the terms and provisions of this Agreement.

          8.1.2 WPT represents and warrants that: (i) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby and thereby; (ii) the execution and delivery of this Agreement and the performance by WPT of its obligations hereunder, and the consummation of the transactions contemplated hereunder, have been duly authorized by WPT; (iii) this Agreement upon execution and delivery by WPT will constitute the legal, valid and binding obligations of WPT, enforceable against WPT in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by general principles of equity; and (iv) WagerWorks’ use of the Licensed Property, subject to and in accordance with the terms and provisions of this Agreement, will not infringe the Intellectual Property rights of any third party.

     8.2 Representations and Warranties of WagerWorks.

          8.2.1 WagerWorks represents and warrants that it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the performance by WagerWorks of its obligations hereunder, and the consummation of the transactions contemplated hereunder, have been duly authorized by WagerWorks. This Agreement upon execution and delivery by WagerWorks will constitute the legal, valid and binding obligations of WagerWorks, enforceable against WagerWorks in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by general principles of equity. WagerWorks represents that, to the extent Approved by WPT, WagerWorks will make available for use on the WPT Gaming Site the entire core game library of casino type games available on WagerWare as of the date of this Agreement and/or available on WagerWare at any time during the Term of this Agreement (e.g., online casino suite of games, Premium Games, online lottery suite of games, online arcade suite of games, and online games room).

          8.2.2 WagerWorks represents and warrants that the operation of the WPT Gaming Site and the WPT Poker Room, and the performance of all services by WagerWorks, shall at all times comply with all applicable laws, rules, orders and regulations. Except as expressly set forth herein, WagerWorks shall pay and be solely responsible for all costs and expenses associated with such compliance.

          8.2.3 WagerWorks represents and warrants that: (i) the making of this Agreement by WagerWorks does not violate any agreement, right or obligation existing between WagerWorks and any other person, firm or corporation; (ii) WagerWorks is authorized to develop, create, implement, host, manage, operate maintain, repair, service and support the WPT Gaming Site; (iii) the WagerWorks shall not use the Licensed Property in a manner derogatory to WPT; (v) the WagerWorks shall not alter the Licensed Properties or manipulate any of the image(s) and/or element(s) featured therein in a manner other than that pre-Approved in writing by WPT; (iv) the Licensed Property shall not be used for promotional or publicity purposes for the WPT Gaming Site, including, without limitation, print ads, brochures and the like, except as specifically permitted herein or pre-Approved in writing by WPT; (v) WagerWorks shall not use WPT’s names or logos, the title of the Licensed Property, or the name of any person or entity related to the Licensed Property, including, without limitation, the persons featured in, responsible for, or related to the Licensed Property, for any purpose except as pre-Approved in writing in connection with the WPT Gaming Site; (vi) WagerWorks shall not authorize any third party to use the Licensed Property; (vii) neither the WPT Gaming Site nor any of the Intellectual Property used in connection therewith (including, without limitation, WagerWare, the WPT Multi-Player Poker Application and any Premium Games) do or shall Infringe upon the trademark, trade name, copyright, patent, civil or property right, right of privacy or publicity, moral rights of authors or any other right of any person, firm, corporation or other entity; provided, however, that this representation and warranty shall not apply to materials constituting Licensed Property; and (viii) WagerWorks shall not include the name, logo or trademark of a third party on the Licensed Property, or any advertising or promotional materials related to the Licensed Property without the prior written Approval of WPT.

9. TERM. The term of this Agreement shall commence as of the date of this Agreement and continue until the earlier of (i) the date that is three (3) years from the date of Launch and (ii) the date that is three (3) years and six months from the date of this Agreement (the “Term”). The Term will automatically renew for consecutive additional one year periods unless either party provides the other with written notice otherwise at least 90 days prior to the end of the then current Term. For the avoidance of doubt, the parties’ respective indemnification obligations hereunder shall survive any expiration or termination of this Agreement.

10. TERMINATION.

     10.1 Termination by WPT

          10.1.1 For Cause. In addition to any and all other remedies available to WPT hereunder, WPT may terminate this Agreement without penalty by giving WagerWorks written notice of a “Default” (as defined below). In the event any of Default, WPT shall give a Notice of Default and Termination (the “Default Notice”) in writing to WagerWorks. Except for Sections 10.1.1(v) and (vi) below, which are not subject to these cure provisions, the first time any Default is identified in a Default Notice, WagerWorks shall have a one time right to cure such Default within thirty (30) days from the date the Default Notice is sent to WagerWorks (the “Cure Period”) provided that such Default is capable of being cured in Cure Period. Thereafter, any Default which already has been identified in any Default Notice is not subject to these cure provisions. If WagerWorks fails to cure or is unable to cure the Default within the Cure Period or if the Default is not subject to these cure provisions, this Agreement shall thereupon immediately terminate, and any and all payments then or later due from WagerWorks, including without limitation, any portion of the Participations, that had, as of such time, not been paid to WPT hereunder shall be promptly due and payable in full. For the purposes of this Section 10.1.1, “Default” shall mean the occurrence of any one or more of the following events: (i) WagerWorks fails to perform any of its material obligations, covenants or agreements provided for in this Agreement, including any failure to satisfactorily maintain a substantially error free version of the WPT Gaming Site, comply with the Service Level Agreement, and/or to make any payments due hereunder on the date due including, without limitation, the payment of the

Participations; (ii) any of WagerWorks’ representations or warranties hereunder fails to be true and accurate at any time during the Term; (iii) WagerWorks fails to deliver to WPT or to maintain in full force and effect the insurance referred to in Section 3.12 hereof; (iv) WagerWorks or the WPT Gaming Site becomes subject to an investigation or formal proceeding by any governmental agency or authority that substantially impairs WagerWorks’ ability to perform its obligations hereunder, or in the good faith opinion of WPT could materially impair the goodwill of the Licensed Property or the good name of WPT, or subject WPT or its representatives to any civil or criminal fine, penalty or punishment, (v) WPT discovers any facts (including any change in applicable law) that cause WPT’s counsel to conclude that the WPT Gaming Site and/or the performance of this Agreement is in contravention of applicable laws or regulations; (vi) WagerWorks fails, in its operation of the WPT Gaming Site or otherwise, to comply with any applicable laws or regulations, or any governmental agency or authority finds that the WPT Gaming Site is being operated in contravention of any applicable laws or regulations; (vii) WagerWorks is unable to pay its debts when due, or makes any assignment for the benefit of creditors, or files any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or has a receiver or trustee appointed for its business or property, or is adjudicated a bankrupt or an insolvent, or has substantially all of its assets seized or attached or is liquidated or dissolved; (viii) the Launch does not occur within the time period provided for in Section 3.1.7 hereof; (ix) individuals place wagers on the WPT Gaming Site from outside the Territory; (x) WagerWorks directly or indirectly takes any action which negatively affects or impacts the good name, goodwill or reputation of WPT or otherwise impairs any Intellectual Property rights of WPT; or (xi) the use of any Intellectual Property in connection with the WPT Gaming Site, excluding any Intellectual Property provided by WPT, Infringes the Intellectual Property rights of any third party.

          10.1.2 Termination for Convenience; Early Termination Penalty. Notwithstanding the foregoing, during the initial three year Term of this Agreement, WPT shall have the right to terminate this Agreement without cause (“Without Cause Termination”) after the earlier of (i) the date that is one year after the Launch and (ii) the date that is eighteen months after the execution of this Agreement (the earlier of (i) and (ii), the “Trigger Date”), subject to three months written notice and payment of the “Termination Penalty” (as defined below). With respect to any extension Term of this Agreement, if any, WPT shall be entitled to terminate this Agreement at any time without payment or penalty upon three months prior written notice. For purposes of this Section, the “Termination Penalty” shall mean (A) an amount equal to $225,000 if WPT exercises the Without Cause Termination within one year after the Trigger Date, (B) an amount equal to $125,000 if WPT exercises the Without Cause Termination on a date between one and two years after the Trigger Date, or (C) an amount equal to $75,000 if WPT exercises the Without Cause Termination on a date between two and three years after the Trigger Date.

     10.2 Termination and Suspension by WagerWorks.

          10.2.1 Termination For Cause. In addition to any and all other remedies available to it hereunder, if WPT is in material breach hereof, WagerWorks may terminate this Agreement without penalty by giving WPT prior written notice of the breach, specifying the alleged breach, termination to be effective at midnight on the thirtieth (30th) day following the date of written notice to WPT of the breach and WagerWorks’ intention to terminate unless during the 30-day period WPT cures the material breach.

          10.2.2 Regulatory Compliance. In addition to any and all other remedies available to it hereunder, WagerWorks may, upon written notice to WPT, suspend this Agreement in the event that in the written opinion of WagerWorks attorneys at law setting forth the facts upon which such opinion was substantiated, WagerWorks association with WPT in connection with the WPT Gaming Site or this Agreement could jeopardize the Gaming licenses, permits, or status of WagerWorks or any of its affiliates, with any gaining commission, board, or similar regulatory or law enforcement authority. The parties shall discuss such facts in good faith and will attempt to resolve any problems and concerns relating to such facts in a manner that is mutually beneficial to the Parties.

     10.3 Effect of Termination. On expiration or termination of this Agreement, the Licensed Rights herein granted shall immediately revert to WPT and WagerWorks shall have no further right to exercise the Licensed Rights licensed hereunder or otherwise acquired pursuant to this Agreement. WPT will immediately discontinue its marketing services, but will continue to provide its financial processing services until all wagers and related amounts placed at risk and subject to this Agreement prior to the expiration or termination of this Agreement are collected and distributed. Except as expressly provided otherwise, all amounts payable under this Agreement will become immediately due and payable to the applicable Party. WagerWorks will immediately stop the development, display, and presentation of the WPT Gaming Site and shall send WPT a complete accounting with fill payment due, within thirty (30) days after such expiration or termination of the Agreement. WagerWorks will immediately stop use and display of all WPT IP (including the Licensed Property) in any form or medium. WPT will immediately stop use and display of any WW IP. All Artwork and other materials that relate to or incorporate the Licensed Property that are in WagerWorks’ possession or control shall be immediately returned to WPT. WagerWorks agrees that (i) its failure to cease the development, game play, presentation or display of the Licensed Property and the WPT Gaming Site following the expiration or termination of this Agreement will result in immediate and irreparable damage to WPT, (ii) there is no adequate remedy at law and (iii) in the event of such failure, WPT may seek injunctive relief. Notwithstanding anything to the contrary, in connection with any expiration or termination of this Agreement, WagerWorks shall cooperate as reasonably requested by WPT in order to ensure a smooth, seamless, and transparent transition (including from the perspective of the WPT Gaming Site users) in the event WPT desires to develop, operate, or host (or authorize a third party to develop, operate or host) an online casino, poker and/or other Gaming site (whether or not wagering is permitted on such site) without the participation of WagerWorks; provided, however, that WagerWorks will invoice WPT, and WPT will promptly pay WagerWorks, for any actual reasonable expenses it incurs in assisting with the transition on a time and materials basis at its then current rates, and provided further, that if WagerWorks is requested to continue to operate the WPT Gaming Site on behalf of WPT or any third party during the transition period, the continued operation of the WPT Gaming Site will be in accordance with the terms and conditions of this Agreement, notwithstanding its expiration or termination.

     11. NEGATIVE COVENANTS. During the Term, WagerWorks shall not engage in any business, objective, purpose or operation other than the business of developing, creating,

implementing, hosting, managing, operating, maintaining, repairing, servicing and supporting the WPT Gaming Site pursuant to and in accordance with the terms and conditions of this Agreement. Additionally, without the consent of WPT WagerWorks shall not during the Term do any of the following: make any change in its current capital structure; merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any person or form or acquire any subsidiary; make or maintain any investment in any other person; create, incur, assume or permit to exist any indebtedness in excess of the amount reasonably necessary to comply WagerWorks’ obligations hreunder; guaranty or become a surety for the indebtedness of any other person; enter into any lending transaction with any of its parent, subsidiary or affiliate companies; create or permit to exist any lien, encumbrance or security interest on any of its properties or assets (including any of the Licensed Rights or WagerWorks’ Intellectual Property Rights); sell, transfer, convey, assign or otherwise dispose of all or a significant portion of its assets or properties; cancel or waive any material claim or indebtedness owing to it; or take any action that might result in WagerWorks’ inability to pay its debts as they come due or cause the fair value of its liabilities to exceed the fair value of its assets and property.

12. LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT DAMAGES OR FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES ARISING FROM ANY CLAIM RELATING TO OR ARISING OUT OF THIS AGREEMENT OR RESULTING FROM THE USE OF THE LICENSED RIGHTS WHETHER THE CLAIM FOR SUCH DAMAGES IS BASED ON, WARRANTY, CONTRACT, TORT OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF LICENSOR IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME.

13. INDEMNIFICATION.

     13.1 By WagerWorks. Except for those matters for which WPT is obligated to indemnify WagerWorks hereunder, WagerWorks agrees to indemnify, defend and hold harmless the WPT Entities, to the greatest extent possible pursuant to applicable law, from and against any and all causes of action, liabilities, claims, costs, damages and expenses (including reasonable attorneys’ fees) arising out of, related to, or connected in any way to this Agreement, including without limitation (i) the development, creation, implementation, hosting, management, operation, maintenance, repair, service and/or support of the WPT Gaming Site and/or the performance of any of WagerWorks obligations, covenants or agreements hereunder, (ii) WagerWorks’ failure to comply with applicable laws and regulations, (iii) any allegation, investigation or determination that the WPT Gaming Site violates any applicable laws and regulations, and/or (iv) any breach or Default by WagerWorks’ hereunder.

          13.1.2 If any claim is initiated or threatened (a “Claim”) against WPT with respect to which WPT may make a demand for indemnity against WagerWorks pursuant to this Section, then WPT shall give prompt written notice of such Claim to WagerWorks; provided, however, that the failure to so notify WagerWorks shall not relieve WagerWorks from any liability under this Section unless, and only to the extent that, such failure results in prejudice to or forfeiture of, substantive rights or defenses of WagerWorks.

          13.1.3 WagerWorks, at WagerWorks’ own expense, shall have the option to assume the defense of such Claim. If WagerWorks assumes the defense of such Claim: (i) Wager-Works shall keep WPT informed of all material developments and events relating to such Claim and WPT shall have a right of meaningful consultation with respect to all decisions made in connection with the Claim; (ii) WPT shall have the right to participate, at its own expense, in the defense of such Claim; (iii) WPT shall cooperate as reasonably requested by WagerWorks (without requiring WPT to expend any amounts) in the defense of such Claim; and (iv) WagerWorks shall not settle such Claim without the prior written consent of WPT (which consent shall not be unreasonably withheld), except if such settlement is for money damages alone. If Wager-Works fails to assume the defense of such Claim, or fails to diligently defend such Claim, WPT may assume the defense of such Claim and WagerWorks shall promptly reimburse WPT for all reasonable expenses (including reasonable attorneys’, experts’ and investigators’ fees) as such expenses are incurred, relating to the defense of such Claim, Nothing herein shall prevent WPT from defending, if it so desires in its own discretion, any such Claim, demand, suit or proceeding at its own expense through its own counsel, notwithstanding that the defense thereof may have been undertaken by WagerWorks.

     13.2 By WPT. WPT shall indemnify, hold harmless and defend WagerWorks, and its successors, assigns, parents, subsidiaries and affiliates, and its and their respective officers, directors, employees and agents, from and against any and all causes of action, liabilities, claims, costs, damages and expenses (including reasonable attorneys’ fees) arising out of, related to, or in connection with (i) Infringement of any rights of any third party resulting from the exercise of the Licensed Rights pursuant to and in accordance with this Agreement, (ii) WPT’s failure to comply with applicable laws and regulations, and (iii) WPT’s breach of any of its obligations or representations and warranties hereunder. The foregoing indemnity shall not be construed to cover any claim with respect to which WagerWorks has committed to indemnify WPT under Section 13.1 above.

          13.2.1 If any Claim is initiated against Wager Works with respect to which WagerWorks may make a demand for indemnity against WPT pursuant to this Section, then WagerWorks shall give prompt written notice of such Claim to WPT, provided, however, that the failure to so notify WPT shall not relieve WPT from any liability under this Section unless, and only to the extent that, such failure results in prejudice to or forfeiture of, substantive rights or defenses of WPT.

          13.2.2 WPT, at WPT’s own expense, shall have the option to assume the defense of such Claim. If WagerWorks assumes the defense of such Claim: (i) WPT shall keep WagerWorks informed of all material developments and events relating to such Claim; (ii) WagerWorks shall have the right to participate, at its own expense, in the defense of such Claim; (iii) WagerWorks shall cooperate as reasonably requested by WPT in the defense of such Claim; and (iv) WPT shall not settle such Claim without the prior written consent of WagerWorks, which consent shall not be unreasonably withheld, except if such settlement is for money damages alone. If WPT fails to assume the defense of such Claim, or fails to diligently defend such Claim, WagerWorks may assume the defense of such Claim and WPT shall reimburse WagerWorks for all reasonable expenses (including reasonable attorneys’ fees) as such expenses are incurred, relating to the defense of such Claim. Nothing herein shall prevent WagerWorks from defending, if it so desires in its own discretion, any such Claim, demand, suit or proceeding at its own expense through its own counsel, notwithstanding that the defense thereof may have been undertaken by WPT.

14. REGULATORY COMPLIANCE. WPT acknowledges that WagerWorks operates under privileged licenses in a highly regulated industry, maintains a compliance program to protect and preserve its name, reputation, integrity, and goodwill through a thorough review and determination of the integrity and fitness, both initially and thereafter, of any person or company that performs work for WagerWorks or its respective affiliates, or with which those companies are otherwise associated, and to monitor compliance with the requirements established by Gaming regulatory authorities in various jurisdictions around the world. WPT will cooperate with WagerWorks and its compliance committee as reasonably requested and will provide the committee with such information as it may reasonably request on appropriate notice.

15. ASSIGNMENT. Its is acknowledged that the representations made by WagerWorks regarding WagerWorks’ integrity and adherence to the highest standards of legal and regulatory compliance and WagerWorks’ secure and trustworthy Gaming solutions were a material inducement to WPT entering into this Agreement. Neither party may assign this Agreement without the prior consent of the other (such consent not to be unreasonably withheld); provided, however, that (i) a corporate restructuring, change of control, merger, or sale of all or substantially all of the assets of a Party will not be deemed an assignment of this Agreement by such Party, and (ii) WPT may assign this Agreement, in whole or in part, to any entity that is controlled by, or under common control of WPT, where “control” means at least 50% voting control or equity ownership of that entity, so long as (a) the transferee agrees to assume all obligations of the transferor under the Agreement, and (b) the transferee remains liable for the performance of the obligations of the transferor under the Agreement. Any purported assignment in contravention of the foregoing shall be deemed a material breach of this Agreement and shall be void ab initio and of no force or effect.

16. GENERAL.

     16.1 No Waiver. No waiver or delay in enforcement of any breach of any term, covenant or condition of this Agreement shall be construed as a waiver of any preceding or succeeding breach of any other term, covenant or condition of this Agreement.

     16.2 Relationship of Parties. Except as specifically provided herein, neither of the Parties shall act or represent or hold itself out as having authority to act as an agent or partner of the other Party, or in anyway bind or commit the other Party to any obligations. Any such act will create a separate liability in the Party so acting to any and all third parties affected thereby. The rights; duties, obligations and liabilities of the Parties shall be several and not joint or collective, and nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party being individually responsible only for its obligations as set forth in this Agreement.

     16.3 Severability. Should any provision of this Agreement be held by a court of competent jurisdiction or any regulatory body to be illegal, invalid or unenforceable, such provision may be modified by such court in compliance with the law and, as modified, enforced. All other terms and conditions of this Agreement shall remain in full force and effect and shall be construed in accordance with the modified provision, as if such illegal, invalid or unenforceable provision had not been contained herein.

     16.4 Confidentiality. Each Party acknowledges that, in the course of the performance of this Agreement, such party (the “Receiving Party”) may obtain Confidential Information (e.g., the Customer Information) or materials from the other party (the “Disclosing Party”). The Receiving Party shall, at all times both during the Term and for a period of 5 years thereafter, keep all of Disclosing Party’s Confidential Information in confidence and trust. The Receiving Party agrees (i) to maintain the Confidential Information with at least of the degree of care that the Receiving Party uses to maintain its own confidential information; (ii) not to make use of or reproduce Confidential Information (other than as permitted hereunder or to perform its obligations hereunder); and (iii) to disclose the Confidential information to only those of its employees and advisors who have a reasonable need to know it and are under a similarly protective obligation of confidentiality; provided, however, that each party shall be entitled to make disclosures of Confidential Information to the extent required by applicable law (including, without limitation, as necessary to comply with any applicable securities law or similar reporting requirements). The Receiving Party agrees to return to the Disclosing Party any written, printed or other materials embodying such Confidential Information and/or materials, including all copies or excerpts thereof, given to or acquired by the Receiving Party in connection with this Agreement upon the earlier to occur of (i) the Disclosing Party’s request therefore, (ii) the point in time that the Receiving Party no longer needs such information or materials in connection with the exercise of rights hereunder, or (iii) the expiration or earlier termination of the Receiving Party’s rights hereunder. The Receiving Party acknowledges that any breach of the foregoing will cause irreparable injury to the Disclosing Party not readily measurable in monetary amounts; consequently, the Disclosing Party shall, without waiving any other rights or remedies, be entitled to injunctive and/or declaratory relief in connection with any breach or threatened breach hereof. The parties hereto agree that the terms and conditions of this Agreement shall be deemed confidential. Following the execution of this Agreement, the parties shall issue a mutually approved press release regarding the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary, the parties may disclose information to the extent required by law

     16.5 Choice of Law/Venue/Jurisdiction. This Agreement shall be construed under and governed by the internal laws of the State of California applicable to contracts entered into therein without giving effect to its conflicts of law provisions and by the laws of the United States of America to the extent that those laws pre-empt California state law. With respect to any matters not governed by Section 16.7 hereof, the Parties consent to, and submit themselves to, at the discretion of the petitioner, the jurisdiction of either the Counties of San Francisco or Los Angeles of the state courts of California and the federal courts located in the Northern or Central Districts of the State of California. Each Party waives, to the fullest extent possible, any defense of an inconvenient forum. A final judgment in any action or proceeding hereunder shall be conclusive and enforceable in any other jurisdiction by suit on the judgment or by any other manner permitted by law. If WPT is unable for any reason to serve valid process on WagerWorks, then WagerWorks hereby each appoints The Phoenix Law Group of Feldman Brown Wala Hall & Agena, PLC (Attention: Joel Agena, Esq.), to accept service of process on such Party’s behalf.

     16.6 Change in Law: The parties will attempt to equitably adjust the terms of this Agreement to take into account any Change in Law that materially and adversely alters the rights or obligations of either party under this Agreement. For purposes of this Section: (i) “Law” means any federal, state, local or other constitution, charter, act, statute, law, ordinance, code, rule, regulation, order, specified standards or objective criteria contained in any applicable permit or approval, or other legislative or administrative action of the jurisdictions from which the WPT Gaming Site operate, or any state or any agency, department, authority, political subdivision or other instrumentality thereof that has regulatory jurisdiction over the operation of the WPT Gaming Site, or a decree or judgment or order of a court; and (ii) “Change in Law” means any (a) change in or adoption of any Law, (b) change in the judicial or administrative interpretation of any Law, or (c) change in the enforcement of any Law.

     16.7 Dispute Resolution. If there is any dispute between the parties arising out of or otherwise relating to this Agreement the parties shall meet and negotiate in good faith to attempt to resolve the dispute. If the parties are unable to resolve the dispute through direct negotiations, then, except as otherwise provided herein, either party may submit the issue to binding arbitration in accordance with the then-existing commercial arbitration rules of the American Arbitration Association. The arbitration shall be conducted in either San Francisco or Los Angeles, California, at the discretion of the petitioner, and conducted by a single arbitrator, knowledgeable in the online Gaming industry. The arbitrator shall have the authority to fashion any remedy available to the injured party under law, equity or this Agreement, but shall have no authority to award any punitive or exemplary damages, vary or ignore the terms of this Agreement, and shall be bound by governing and applicable law. Notwithstanding the foregoing, the parties acknowledge and agree that provisions of this Paragraph 16.17 shall not apply to any disputes relating to (i) WagerWorks’ use or alleged use of the Licensed Property in a manner which is not expressly authorized hereunder and that any disputes relating thereto shall be subject to the exclusive jurisdiction of the state courts of California in the County of Los Angeles and/or the federal courts of the United States located in the Central District of the State of California, or (ii) WPT’s use or alleged use of WW IP in a manner that is not expressly authorized hereunder and that any disputes relating thereto shall be subject to the exclusive jurisdiction of the state courts of California in the County of San Francisco and/or the federal courts of the United States located in the Northern District of the State of California.

     16.8 Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be served upon the other by express carrier and shall be considered delivered upon the earlier of receipt or two (2) business days after deposit with the express carrier, whether or not the addressee signs for such. Such notices may alternatively be made by confirmed facsimile transmission, or by express mail with confirmation by express carrier. Any notice to WPT shall be addressed to :

WPT:

WPT Enterprises, Inc.
1406 Formosa Avenue
West Hollywood, CA 90046
Attention: Adam Pliska, Esq.

General Counsel
Facsimile: (323) 850-2870

With copies to:

Sheppard, Mullin, Richter & Hampton, LLP
1901 Avenue of the Stars, Suite 1600
Los Angeles, CA 90067
Attention: Shaun Clark, Esq.
Facsimile: (310) 228-3701

or such other individual(s) or address(es) as may be designated in writing by WPT.

WagerWorks:

WagerWorks, Inc.
2339 3rd St.
Fourth Floor
San Francisco, CA 94107
Attn: President
Facsimile : (415) 522-0941
Telephone : (415) 625-8300

With copies to:

The Phoenix Law Group of Feldman Brown Wala Hall & Agena, PLC
8765 E. Bell Road, Suite 110
Scottsdale, AZ 85260
Attention: Joel J. Agena, Esq.
Facsimile: (480) 444-1270

or such other individual(s) or address(es) as may be designated in writing by WagerWorks.

     16.9 Headlines. The headings to the Articles, Sections, Subsections and Exhibits contained herein or attached hereto are for identification purposes only and are not to be construed as part of this Agreement. Unless otherwise stated, all references in this Agreement to Articles, Sections, Subsections and Exhibits refer to Articles, Sections, Subsections and Exhibits of this Agreement.

     16.10 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all of which, taken together, shall constitute one and the same Agreement.

     16.11 Force Majeure. Neither party will be deemed in default of this Agreement to the extent that performance of its obligations, or attempts to cure any breach, are delayed or prevented by reason of circumstance beyond its reasonable control, including without limitation fire, natural disaster, earthquake, or accident or other acts of nature (“Force Majeure”), provided that the party seeking to delay its performance gives the other written notice of any such Force Majeure within 15 days after the discovery of the Force Majeure, and further provided that such party uses its good faith efforts to cure the Force Majeure. If there is a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure. This provision shall not be applicable to any payment obligations of either party.

     16.12 Attorneys’ Fees. In the event of any dispute among the parties hereto arising out of the subject matter of this Agreement, the out-of-pocket costs, expenses, and reasonable attorneys’ fees of the prevailing party incurred in resolving or settling the dispute shall be paid by the other party in addition to any other relief or damages to which the prevailing party may be entitled.

     16.13 Conditions Precedent. WPT’s obligations hereunder are subject in all respects to satisfaction of the following conditions precedent: (i) WPT’s receipt of a fully executed copy of this Agreement and (ii) WPT’s receipt of a copy the Form of Guaranty attached hereto as Exhibit C executed by WagerWorks, Inc.

     16.14 Entire Agreement. This Agreement, the Exhibits and Schedules attached hereto and incorporated herein by this reference, contain the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede any previous understandings or agreements, whether written or oral, in respect of such subject matter. This Agreement may not be amended orally, but may be amended only by a written instrument signed by the Parties hereto.

     IN WITNESS WHEREOF, the Parties hereto, by their duly authorized representatives, have executed this Agreement as of the date set below their respective signatures.

WAGERWORKS ALDERNEY 3 LIMITED
/s/ Paul Miltenberger
Name:	Paul Miltenberger
Title:	Chief Executive Officer
Date:	2/2/05

WPT ENTERPRISES, INC.
By:	/s/ Adam Pliska
Name:	Adam Pliska
Title:	General Counsel
Date:	2/2/05

SCHEDULE I

Definitions

     “Conditions Precedent” means WPT’s receipt of fully executed copies of this Agreement and the Guaranty attached hereto as Exhibit C.

     “Confidential Information” means the information of the Parties when it is presented in printed, written, graphic, or photographic or other tangible form (but including information received, stored or transmitted electronically) and marked as “Confidential”, “Proprietary”, “Discloser Private”, or “Restricted” by the discloser, or is information of such nature that the recipient should reasonably know it is confidential information of the discloser. Confidential Information also includes information of the Parties, when presented in oral form, that is recorded as written minutes or notes of such oral presentations and which are marked “Confidential” and provided to recipient within thirty (30) days after the date of disclosure. Confidential Information shall not include information that: (i) is or has become publicly known through no wrongful act or breach of any obligation of confidentiality ; (ii) was rightfully received by the recipient on a non-confidential basis from a third party (provided that such third party is not known to the recipient to be bound by a confidentiality agreement with discloser or another party); or (iii) that recipient can prove was lawfully known to recipient prior to the time it was disclosed to recipient by the disclosing party or learned by recipient under this Agreement.

     “Derivative Works” has the meaning ascribed to it under U.S. copyright law.

     “Development Fees” has the meaning ascribed to it in Section 6.1 of this Agreement.

     “Infrastructure Fees” has the meaning ascribed to it in Section 6.2 of this Agreement.

     “Intellectual Property” means (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), including but not limited to any reissues, continuations, continuations-in-part, divisions, revisions, extensions or reexaminations thereof; (it) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets, confidential information and know-how (including but got limited to ideas, formulae, compositions, manufacturing and production processes and techniques; research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); and (vi) all other intellectual property rights.

     “Internet” means the global computer information network commonly referred to as the Internet and any successor or ancillary network, including, without limitation, what is currently referred to as the Internet.

     “Launch” shall mean such time when a version of the WPT Gaming Site conforming to the mutually agreed specifications and requirements therefor is made commercially available to the general public in any jurisdiction within the Territory that has been mutually agreed by the Parties (it being acknowledged that the jurisdictions set forth on Exhibit E, attached hereto and incorporated herein by this reference have been mutually agreed upon).

     “Licensed Property” means those trademarks and copyrights (and related intellectual property rights) owned by WPT relating to the “World Poker Tour” brand, which are identified on Exhibit A attached hereto and incorporated herein by this reference; provided, however, that if WPT determines that any item of the Licensed Property may Infringe the rights of any other person, then WPT shall have the right to remove such item from the definition of the Licensed Property and WagerWorks shall immediately cease any and all use thereof.

     “Licensed Rights” has the meaning ascribed to it in Section 2 of this Agreement.

     “Net Gaining Revenue “has the meaning ascribed to it in Section 6 of this Agreement.

     “Net Poker Revenue” has the meaning ascribed to it in Section 6 of this Agreement.

     “online” shall mean accessibility by the public of web site via the Internet or World Wide Web on pages reachable or viewable via a uniform resource locator through the use of remote access devices including but not limited to personal computers, telephones and personal digital assistants.

     “Premium Games “has the meaning ascribed to it in Section 6.3 of this Agreement, and as of the date of this Agreement, are as set forth on Schedule 4.

     “Participations” has the meaning ascribed to it in Section 6.3 of this Agreement.

     “Source Materials” means documentation comprising the (i) Screen Deck (which defines web site functionality), (ii) Brand Book (which contains all comps (web site design and poker client design); (iii) Site Editorial, (iv) Project Scope document, (v) Game Model list, (vi) Customer Service Requirements, (vii) Verification Settings Requirements, (viii) WagerWare Operator Manual, and (ix) WagerWare Report Guide.

     “Term” has the meaning ascribed to it in Section 9 of this Agreement.

     “WPT Gaming Site” has the meaning ascribed to it in the Recitals.

     “WPT Poker Room” has the meaning ascribed to it Section 3.

SCHEDULE 2

WAGERWARE INTEGRATED GAMING SYSTEM

The WagerWare Integrated Gaming System is an enterprise software application, which provides an end to- end solution enabling established consumer-oriented companies to operate online. The highlighted italicized sections represent the features and functionality that will be utilized by the WagerWorks Operations team when administrating the WPT Gaming Site interactive casino.

Premium Games

•	The Price is Right

•	Wheel of Fortune

•	Jeopardy

•	Play Your Cards Right

•	Press Your Luck

•	Monopoly On A Roll

•	Monopoly Reel Estate

•	Caribbean Stud Poker (2 versions including Progressive)

•	3 Card Poker

•	3 Reel Holdup

•	Lucky Draw Poker (3 versions : Jacks or Better, Bonus Poker, Joker Poker)

•	Ten Play Poker (3 versions : Jacks or Better, Bonus Poker ; Joker Poker)

Standard Games

•	Roulette

•	Table Blackjack

•	Multi-Hand Blackjack

•	Craps

•	Baccarat

•	Top Hat 21

•	Banana-Rama with Bonus

•	Banana-Rama with Progressive Jackpot

•	Arabian Riches

•	Vacation USA

•	Krazy Keno

•	Phantom Belle (3 versions : Jacks or Better, Bonus, Joker)

•	Bingo Keno

•	King Keno

Leisure Games

•	KrazyHi.Lo

•	Miss Hi Lo

•	Underground Hi Lo

•	5 of 6 Tiers

•	Hi Lo Techno

•	Hi Lo Classic• King Arthur’s Quest for the Holy Hi Lo

•	Banana-Rama Instants

•	Goal Instants

•	DangerMouse

•	Multiplier

•	Bingo Blitz

Customer Management

Customer Registration

•	Customer Registration and Session Handling

•	Login Password authentication

•	Forget Password Reminder

•	Single account for all delivery channels

Customer Profile

•	Provides a centralized view of all of your customer’s detailed information.

Customer Transaction record

•	Reconcile activity and Troubleshoot Customer Questions

•	Transaction history querying

•	Customer service notes history

•	Individual bet querying, with manual settlement functionality

•	Entire Game and Financial Transaction Details

•	Bets Placed

•	Auger outcomes

•	Incomplete transactions

•	Withdrawal and Deposit activity

Community Management

•	Assign Customers to communities to control the games that are presented to them to support marketing efforts and customer retention.

Multi-lingual Support

When a customer selects a supported language the entire site including the text in the games changes to display the proper language. The basic offering includes a single language, English.

Financial Account Management

Multi Currency Capability Supported. The Integrated Gaming Solution application enables operators to accept various currencies based on the banking relationships the operator has in place. Not only are the customer accounts executed and reconciled in the specific currency but also all the games natively support all the currencies and denominations within the games, with only the addition of currency specific art assets.

The base offering includes the art assets for and support for GBP, EUR and USD currency.

Users and permissions

WagerWare provides a set of screens enabling the Operator to create and maintain users and assign permissions. The permissions are comprehensive, to provide fill control over what users can and can’t do. When viewing the audit histories, the Operator can see which user performed a particular action, whether it was the customer or whether it was the system automatically making a change.

Features include

• Individual user accounts

• Permissions are divided into categories for easy reference and display

• Users can be assigned to one or more groups, with groups having their own permissions

• The Operator can view which users are assigned to which groups, and view the permissions assigned to each group

**

Schedule 3

Multi-Player Poker Application

The WPT Poker Room will be based on Multi-Player Poker Application, a third-party application that provides the following features:

•	Poker Games.

o Texas Hold’em

o Omaha

o Omaha Hi-Lo

o 7Card Stud

o 7Card Stud Hi-Lo

•	Tournaments Formats.

o Sit and Go

o Multi-table and qualifying

•	Financial Integration. The Poker Room can be customized to match the established look and feel of an existing site. The WagerWare poker integration allows the Poker Room to access the same account as all other WagerWorks products. One customer, one account, one log-in.

•	Interface. The Poker Room player interface features real-time chat for both the player and the dealer, as well as immediate access to hand history.

•	Reporting Tools. The Poker Application reporting tool tracks new signups, registered users, the number of real and play money accounts, and the rake for each table.

•	Money or Fun. Poker Games can be played for money or for fun.

Schedule 4

Reserved

SCHEDULE 5

Service Level Agreement

Scope of SLA :

The following Service Level Agreement (“SLA”) is incorporated by reference into and made a part of the Agreement, and sets forth the standards of hardware and software infrastructure maintenance and support, website hosting maintenance and support, and customer service that WagerWorks will provide as part of its operation of the WPT Gaming Site.

Points of Contact :

Support Phone: XXXXXXXXX

Customer Support Paging

E-Mail the pager :

Pager (Voice) :
Enter PEN: XXXXX
Enter either a Return Phone Number or Brief Voice Message
Enter W to complete
Please allow a few additional minutes for us to get your voice message

Network Operations

With regard to hardware and software infrastructure maintenance and support and overall network operations administration WagerWorks will provide the following :

•	All network and server administration tasks

•	All WagerWare, Multi-Player Poker Application, and approved third party software installation and troubleshooting

•	Baseline monitoring of server, network, website and applications availability

•	Monitoring of component performance and availability

•	Server, network and website services problem resolution

•	24x7 availability monitoring, problem management and resolution, application releases, network, server and website component maintenance, and service reporting.

•	Casino Configuration and Management

•	Verification settings and management

•	Reporting functions

Managed Services Severity Errors

Wager-Works will monitor the availability of the WPT Gaming Site and related applications and maintain and support the site. Below are levels of errors and WagerWorks response commitment to each level of error relating to the WPT Gaming Site :

Severity 1 Errors

A Severity 1 error means that (a) the website is unavailable ; or (b) a critical service is unavailable that renders the website unusable; or (c) a single point of failure has occurred ; and in each case there is no immediate fix available. WagerWorks Network Operations initiates the following process : (a) an automated alert and/or alarm notifies a Network Operations technician who initiates problem determination ; (b) the technician notifies WPT Service who provides ongoing communication with WPT regarding the status of the problem, and (c) Network Operations attempts to provide restoration of service or a temporary fix or workaround within I hour of notification of the error. If the problem is determined to be a hardware or component failure for which there is no automated failover or redundancy in place, then (a) restoration of service will occur only after the hardware or component is repaired or replaced ; or (b) if a manual failover is possible then restoration of service will occur only after the process or procedure has been completed. If problem resolution requires gaming commission or regulatory approval, WagerWorks will make every attempt to expedite the process under regulatory guidelines to re-establish service.

Severity 2 Errors

A Severity 2 error means that (a) the website is functioning but there is an application or service that is malfunctioning causing instability; or (b) an outside service is experiencing interruptions ; or (c) there is an impact to web serving that is limiting capabilities.

WagerWorks’ Network Operations initiates the following process : (a) an automated alert and/or alarm notifies a Network Operations technician who initiates problem determination ; (b) the technician notifies WPT Services who provides ongoing communication with WPT on the status of the problem; and (c) Network Operations attempts to provide resolution or a temporary fix or workaround within 4 hours of notification. If problem resolution requires commission or regulatory approval, WagerWorks will make every attempt to expedite the process under regulatory guidelines to re-establish service.

Severity 3 Errors

A Severity 3 error means that (a) the website is fully functional, but there is a problem with a component or service that is having a minor impact ; or (b) there is a problem with a component or service that, unless repaired, could escalate causing a major impact or outage.

WagerWorks Network Operations initiates the following process : (a) an automated alert and/or alarm notifies the a Network Operations technician who initiates problem determination ; (b) the technician notifies Customer Services who provides ongoing communication to WPT on the status of the problem ; and (c) if the problem is determined to be either network, server, operating system, or essential operating or support product component (e.g., not related to the WagerWare application), and there is no immediate impact to the site, then fix or repair will be scheduled during off-peak hours and at a scheduled time in accordance with regulatory guidelines ; unless an immediate fix or repair is required by the regulatory guidelines. Every attempt will be made to minimize the impact to website availability. However, if an emergency is declared, WagerWorks Network Operations, at its own discretion, may immediately enact repair in accordance with regulatory guidelines that may result in a temporary website outage of limited duration.

Reports

For each error category listed above, WagerWorks shall provide WPT a report within 24 hours (to the extent possible) listing the error, its severity, the solution, and the time in which the error was present on the WPT Gaming Site.

Support Services

WagerWorks Network Operations will provide the following support services as they relate to ongoing support of the WE T Gaming Site :

•	Install WagerWare application releases

•	Provide data backup services

•	Archive the data

•	Provide service reporting

•	Install( and manage the hardware and software infrastructure

•	Install and manage all related third party software

•	Provide Internet connectivity

•	Provide 24X7 monitoring of the WPT Gaming Site and the hardware and software infrastructure

Data Backup Services: Wager-Works Network Operations will provide data backup services. These services include : (a) a daily incremental back up of the production database and player information ; (b) a weekly full back up of production database and player information ; (c) a back up of log files and other information required for system integrity.

Data Recovery Services: WagerWorks Network Operations will make all reasonable attempts to recover and restore information in the event of data corruption or data loss. In the event a restore of information is required, the following circumstances will determine the time and duration for restoration : (a) the location of the physical back up media containing the information and the amount of time for retrieval ; (b) the complexity and amount of work involved to restore the information ; (e) the availability of third party resources to assist with expediting the process.

Status Reporting: Wager-Works Network and Operations will provide WPT status reporting on a monthly basis. The status report will show overall website availability and performance for the previous calendar month.

Service Availability:

WagerWorks will guarantee availability of the WPT Gaming Site of at least 99.95% during each calendar year, subject to the exceptions set forth below. This equates to 4 hours and 23 minutes of unscheduled downtime a calendar year.

•	Scheduled maintenance and code upgrades of no more than 4 hours per calendar quarter

•	Force Majeure events*

•	Events caused by WPT’s access to the WPT Gaming Site or any related application, including but not limited to, casino configuration and management, and financial processing services.

•	WPT requested maintenance or work that is not regularly scheduled or necessary maintenance.

*Force Majeure : Any circumstances outside the reasonable control of a party, including (without limitation), officially declared national disasters, insurrection or coil disorder, war or military operations, nation or local emergency, acts or omissions of government, act of God, fire, earthquake, hurricane, flood, fog, mist and low cloud, lightening or explosion, outbreak of pestilence or epidemics, government rationing of electricity and embargoes or trade restrictions.

Regularly Scheduled Maintenance :

In order to provide the best possible service for the WPT Gaming Site Wager-Works will need to maintain and upgrade operating systems, services, applications and hardware used to host the WPT Gaming Site. WagerWorks will at all times initiate a process scheduled maintenance in a manner that will minimize the disruption to the WPT Gaming Site. If disruption of availability of the WPT Gaming Site is necessary during normal business hours, or peak usage hours, then WagerWorks will notify WPT at least 5 business days prior to the scheduled work. This notification will include a high level description of the necessary work and the duration of the scheduled outage.

•	All regularly scheduled outages will not exceed 4 hours during any one window of work. WagerWorks will endeavor to perform schedule maintenance during the time period from 2AM to 6AM local time on Monday mornings whenever possible.

•	WagerWorks will not require more than 8 hours of downtime for any necessary scheduled maintenance per quarter.

Failure to Comply with SLA

If an error occurs with respect to the overall availability or support and maintenance of the WPT Gaming Site that is not remedied within the time periods set forth above, WagerWorks will provide WPT status updates promptly upon determination that the time periods have been exceeded and every 48 hours thereafter.

EXHIBIT A

LICENSED PROPERTY

The name “World Poker Tour” as well as the logo and trademark below:

EXHIBIT B

STYLE GUIDE

The parties acknowledge and agree that a copy of the current Style Guide has been delivered to and received by WagerWorks prior to the date hereof.

EXHIBIT C

GUARANTEE

THIS GUARANTEE (the “Guarantee”) dated as of January 19, 2005, is made by WagerWorks, Inc. (“Guarantor”), in favor of WPT Enterprises, Inc. (“Beneficiary”), with reference to the following facts:

     A. WAGERWORKS ALDERNEY 3 LIMITED (“Obligor”), is concurrently herewith entering into that certain Brand License and Online Casino Operating Agreement (the “Subject Agreement”), dated as of January 19, 2005, with Beneficiary, all on the terms and subject to the provisions more particularly set forth in the Subject Agreement.

     B. As a condition to Beneficiary’s entering into the Subject Agreement, Beneficiary is requiring that Guarantor enter into this Guarantee.

     C. Guarantor is willing to execute and deliver this Guarantee in order to induce Beneficiary to enter into the Subject Agreement.

NOW, THEREFORE, as a material inducement to Beneficiary to enter into and to perform its obligations under the Subject Agreement, and in consideration therefor, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which Guarantor hereby acknowledges, Guarantor hereby unconditionally, absolutely and irrevocably covenants and agrees as follows:

     1. Definitions. In addition to the words, terms and phrases (and variations thereof) defined elsewhere herein, the following words, terms and phrases (and variations thereof) shall have the following meanings for purposes of this Guarantee: “Person” shall mean any individual, corporation, limited liability company, association, partnership, trust, estate or other entity or organization; and “Subject Agreements” shall mean the Subject Agreement and each and all of the agreements, documents and instruments executed and delivered by Obligor, or approved by Obligor, pursuant to the terms thereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     2. Unconditional Guarantee. Guarantor hereby unconditionally, absolutely and irrevocably guarantees to Beneficiary and its successors and assigns the full, faithful and complete performance by Obligor of each and every covenant, agreement, representation, warranty, indemnity, duty, liability and/or obligation (known, unknown, fixed, contingent or otherwise) of Obligor under or contained in any Subject Agreement all in strict accordance with the terms and provisions of such Subject Agreement (collectively the “Obligations”), and all as if Guarantor were the primary obligor with respect to each and all of the Obligations. Guarantor acknowledges and agrees that this Guarantee constitutes a guarantee of payment and performance and not merely of collection.

     3. No Subrogation; etc. Guarantor hereby: (a) expressly and irrevocably waives, to the fullest extent possible, on behalf of itself and its successors and assigns (including any surety) and any other Person, any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of any claim against any Person, and which Guarantor may have or hereafter acquire against Obligor or any Person in connection with or as a result of Guarantor’s execution, delivery and/or performance of this Guarantee, or any other documents to which Guarantor is a party or otherwise; (b) expressly and irrevocably waives any “claim” (as such term is defined in the United States Bankruptcy Code) of any kind against Obligor, and further agrees that it shall not have or assert any rights with respect to any such claim against any Person (including any surety), either directly or as an attempted set off to any action commenced against Guarantor by Beneficiary; and (c) acknowledges and agrees (i) that this waiver is intended to benefit Beneficiary and shall not limit or otherwise affect Guarantor’s liability hereunder or the enforceability of this Guarantee, and (ii) that the rights of Beneficiary under this sentence shall survive payment and performance in full of the Obligations.

     4. Certain Waivers. Neither Beneficiary nor any other Person shall be required to take any action of any kind or nature against Obligor or any other Person, or resort to any security held by Beneficiary or any other Person, at any time before Beneficiary may proceed against Guarantor on this Guarantee. Guarantor hereby expressly waives, relinquishes and releases, in any action brought on, arising out of or relating to this Guarantee or otherwise: (a) pursuant to California Civil Code Section 2856(a)(1), all of Guarantor’s rights of subrogation, reimbursement, indemnification and contribution and any other rights and defenses that are or may become available to Guarantor by reason of California Civil Code Sections 2787 to 2855, inclusive, (b) pursuant to California Civil Code Section 2856(a)(2), all rights or defenses Guarantor may have in respect of its obligations as a guarantor by reason of any election of remedies by the Beneficiary, even if that election of remedies has destroyed Guarantor’s rights of subrogation and reimbursement against Beneficiary, (c) any claim (i) that any obligation of Guarantor hereunder is larger in amount or more burdensome than that of Obligor, (ii) based on Obligor’s liability ceasing for any reason, (iii) that this Guarantee may be revoked, (iv) based on any alteration of any original Obligation without Guarantor’s consent, (v) that acceptance by Beneficiary of anything in partial satisfaction of the Obligations reduces the obligations of Guarantor hereunder, (vi) that performance or any offer of performance of any or all of the Obligations exonerates Guarantor, (vii) that Guarantor may require Beneficiary to proceed against Obligor or pursue any other remedy, (viii) that Guarantor may compel Obligor to perform any Obligation when due, (ix) that if Guarantor satisfies any of the Obligations in whole or in part, Obligor is bound to reimburse Guarantor, (x) that Guarantor, upon satisfying all or any part of the Obligations, is entitled to enforce any remedy which Beneficiary then has against Obligor, (xi) that Guarantor is entitled to the benefit of any security for the performance of any of the Obligations, (xii) that as to any property of Guarantor that has been hypothecated with property of Obligor, Guarantor is entitled to have Obligor’s property first applied to discharge of the Obligations, (xiii) that Beneficiary, or any other Person, must resort to property upon which Beneficiary, or such other Person, has a lien in any particular order, or must otherwise marshal any such liens, or (xiv) that Guarantor may require Beneficiary, or any other Person, to seek satisfaction from funds to which Guarantor has no claim or must otherwise marshal assets, (d) any claim, right or defense based upon any other action or circumstance which might otherwise constitute a legal or equitable discharge, defense or exoneration of a guarantor or surety, (e) notice of the acceptance of this Guarantee by any Person, (f) notice of the Obligations now existing or which may hereafter exist or be created, (g) notice of any adverse change in the financial condition of Obligor or of any other fact that might increase Guarantor’s risk hereunder, (h) notice of demand for payment or performance, or notice of default or nonpayment or nonperformance, under the Subject Agreements (or any of them) or otherwise in respect of any of the Obligations and (i) all other notices to which Guarantor might otherwise be entitled in connection with this Guarantee, the Subject Agreements (or any of them) or otherwise in respect of any Obligation.

     5. Non-Impairment By Bankruptcy; etc. Guarantor’s liability hereunder shall continue notwithstanding, and shall be unaltered, unaffected and unimpaired by, (a) the bankruptcy, insolvency, reorganization, merger, liquidation, dissolution, winding-up or cessation of existence of Obligor or any other Person, and/or (b) any fraudulent, illegal or improper act by Obligor, and/or (c) any payment made on the Obligations which the recipient repays or is liable to repay to Obligor or any other Person pursuant to any court order or as otherwise required by law.

     6. Effect of Non-Enforcement; etc. Guarantor hereby covenants and agrees that the failure by Beneficiary, or any other Person, to file or enforce a claim against Guarantor or Obligor, or any other person, shall not affect Guarantor’s liability hereunder nor shall Guarantor be released from liability hereunder if recovery from Obligor, any other guarantor, payor, endorser or surety in respect of any of the Obligations or any other Person becomes barred by any statute of limitations applicable to any cause of action upon this Guarantee or any obligation or liability founded upon this Guarantee. The obligations of Guarantor hereunder are independent of the obligations of Obligor under the Subject Agreements (and each of them) and of any security for or other guarantee of the Obligations. In the event of a default in the performance of any of the Obligations, Beneficiary may maintain an action against Guarantor upon this Guarantee, whether or not Obligor is joined therein or a separate action is brought against Obligor.

     7. Acceleration of Maturity. In the event that the maturity of any Obligation is accelerated by bankruptcy or otherwise, such maturity shall also be accelerated for purposes of this Guarantee (and the guarantee of Guarantor hereunder), and without demand or notice to Guarantor.

     8. Legal Fees. In the event that any action, suit, or other proceeding is brought by Beneficiary to enforce the obligations of Guarantor under this Guarantee, the prevailing party shall be entitled to recover all of such party’s costs and expenses (including, without limitation, court costs and attorneys’ fees) incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom. As used herein, attorneys’ fees shall mean the full and actual cost of any legal services actually performed in connection with the matters involved, calculated on the basis of the fees charged by the attorneys performing such services and shall not be limited to “reasonable attorneys’ fees” as defined in any statute or rule of court.

     9. Governing Law. THIS GUARANTEE HAS BEEN MADE AND ENTERED INTO IN THE STATE OF CALIFORNIA, AND THE INTERNAL SUBSTANTIVE LAWS (AS DISTINGUISHED FROM THE CHOICE OF LAW RULES) OF SAID STATE SHALL GOVERN THE VALIDITY AND INTERPRETATION HEREOF, AND THE

PERFORMANCE BY GUARANTOR OF ITS DUTIES AND OBLIGATIONS HEREUNDER. WHENEVER POSSIBLE, EACH PROVISION OF THIS GUARANTEE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW. IF ANY PROVISION OF THIS GUARANTEE SHALL BE INVALID OR UNENFORCEABLE UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE ONLY TO THE EXTENT OF SUCH INVALIDITY OR UNENFORCEABILITY WITHOUT INVALIDATING OR RENDERING UNENFORCEABLE THE REMAINDER OF SUCH PROVISION OR OF THE REMAINING PROVISIONS OF THIS GUARANTEE.

     10. Certain Information. Guarantor has informed itself of, and hereby assumes all responsibility for being and keeping informed of, the financial condition and assets of Obligor and of all of the circumstances bearing upon the risk of nonpayment or nonperformance of the Obligations thereby and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder. Beneficiary shall have no duty to advise Guarantor of any information regarding such circumstances or risks.

     11. Legal Proceedings. Guarantor hereby agrees that any legal action, suit or proceeding against Guarantor (or any successor-in-interest thereto) arising out of or relating to this Guarantee may (but need not) be initiated by Beneficiary in a state or federal court located in the City of Los Angeles, State of California. By execution and delivery of this Guarantee, Guarantor hereby (a) waives any objection that it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such court, (b) waives any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, (c) submits to the personal jurisdiction of any such court in any such action, suit or proceeding, and (d) agrees to be bound by any judgment, order or decree rendered by any such court in any such action, suit or proceeding.

     12. Entire Agreement. This Guarantee embodies the entire understanding of Beneficiary and Guarantor with respect to Guarantor’s obligation to guarantee the full payment, performance and satisfaction of the Obligations and there are no further or other agreements or understandings, written or oral, in effect between said parties relating to the guarantee by Guarantor of the Obligations unless otherwise referred to herein or in any Subject Agreement.

     IN WITNESS WHEREOF, this Guarantee has been executed and delivered by Guarantor as of the date first above set forth.

WAGERWORKS, INC. “GUARANTOR”

By:	/s/ Paul Miltenberger

Its:	Chief Executive Officer

WPT ENTERPRISES, INC. “BENEFICIARY”

By:	/s/ Adam Pliska

Its:	General Counsel

EXHIBIT D

APPROVAL OF THIRD PARTY SUBCONTRACTOR

WPT Enterprises, Inc.
1041 W. Formosa Blvd.
Formosa Building, Suite #99
West Hollywood, CA 90046
Attn: Audrey Kania, Senior Vice President

Re:     Approval of Third Party Subcontractor

Gentlemen:

     This letter will serve as notice to you that pursuant to the License Agreement (“Agreement”) dated January 19, 2005 between WPT ENTERPRISES, INC. (“WPT”) and WAGERWORKS ALDERNEY 3 LIMITED (“Licensee”). We have been engaged as the subcontractor for Licensee in connection with certain development wok for the “WPT Gaming Site” (as defined in that Agreement). We hereby further acknowledge that we have received a copy of the Agreement, and know and understand the pertinent terms and conditions set forth therein and hereby agree to observe those provisions which are applicable to our function as a developer of a part of the WPT Gaming Site. We hereby agree that WPT has the right to sue us in a California state or federal court to enforce the terms of the Agreement and we hereby consent to the jurisdiction of the courts of the State of California or the Federal courts sitting in California and waive any objection to such venue. It is expressly understood that we are obligated to comply with all local laws, including without limitation, labor laws, wage, and hour laws and anti-discrimination laws and that you or your representatives shall, at anytime, have the right to inspect our facilities and review our records to ensure compliance therewith. Further, we hereby represent and warrant that we do not and shall not use prison, slave or child labor in connection with the development work or any other product or service. It is understood that this engagement is on a royalty free basis and that we may not subcontract any of our work without your prior written approval.

     In addition we hereby acknowledge and agree that WPT and Licensee shall have the right, but not the obligation, at their own expense, at all times and upon reasonable notice, to inspect, either itself or through its duly authorized representatives, (A) all or any portion of our books, records and facilities with regard to any development work for the WPT Gaming Site and (2) Licensee’s and our compliance with the Agreement; and (B) all or any portion of any location where any of the development work is performed in order to insure compliance with the Agreement. We acknowledge that WPT and Licensee’s failure to exercise their rights to inspect shall not relieve us of any of our obligations pursuant to the Agreement.

     We understand that our engagement as a subcontractor for Licensee is subject to your written approval. We request, therefore, that you sign in the space below, thereby showing your acceptance of our engagement as aforesaid.

Very truly yours,

subcontractor/company name

Title:

Address:

FAX:

AGREED TO AND ACCEPTED:

“WPT”	WPT ENTERPRISES, INC.

By:

Its:

Address:

FAX:

EEXHIBIT E

**